UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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GameStop Corp.
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625 Westport Parkway

Grapevine, Texas 76051

May 10, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of GameStop Corp. The meeting will be held at 1:30 p.m., Central Standard Time, on Tuesday, June 19, 2012 at The Worthington Renaissance Hotel, 200 Main Street, Fort Worth, Texas 76102.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a Proxy Card and postage paid return envelope.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting.

Thank you for your continued interest in GameStop Corp.

Sincerely,

Daniel A. DeMatteo

Executive Chairman

625 Westport Parkway

Grapevine, Texas 76051

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	1:30 p.m. Central Standard Time, on Tuesday, June 19, 2012

PLACE	The Worthington Renaissance Hotel 200 Main Street Fort Worth, Texas 76102

MEETING FORMAT	The Annual Meeting will include prepared remarks, followed by a live, interactive question and answer session with senior executives.

ITEMS OF BUSINESS	(1) Elect four Directors to serve until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2) Provide an advisory vote related to GameStop Corp.’s executive compensation as disclosed in these materials.

(3) Ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for GameStop Corp.’s fiscal year ending February 2, 2013.

RECORD DATE	You may vote if you are a stockholder of record at the close of business on April 30, 2012.

ANNUAL REPORT	GameStop Corp.’s 2011 Annual Report, which is not part of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please have your proxy card available and vote in one of the following three ways:

(1) VISIT THE WEBSITE shown on the proxy card or www.proxyvoting.com to vote through the Internet, or

(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card or 1-866-540-5760 to vote via telephone, or

(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 19, 2012: the Proxy Statement and the accompanying Annual Report to Stockholders are available at http://investor.gamestop.com.

GameStop Corp.

625 Westport Parkway

Grapevine, Texas 76051

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 19, 2012

INTRODUCTION

This Proxy Statement and enclosed Proxy Card are being furnished commencing on or about May 10, 2012 in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of GameStop Corp., a Delaware corporation (together with its predecessor companies, “GameStop,” “we,” “our,” or the “Company”), of proxies for use at the Annual Meeting of Stockholders to be held on June 19, 2012 (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption “Election of Directors — Information Concerning the Directors and Nominees — Nominees for Election as Director,” FOR the approval, by non-binding vote, of executive compensation as disclosed in these materials, FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company’s fiscal year ending February 2, 2013 (“fiscal 2012”), and in the discretion of the proxies named on the Proxy Card with respect to any other matters properly brought before the Meeting and any adjournments or postponements thereof. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof by submitting a subsequent proxy or by attending the Meeting and voting in person.

Only holders of record of the Company’s Class A Common Stock as of the close of business on April 30, 2012 are entitled to notice of and to vote at the Meeting. As of the record date, 131,982,396 shares of Class A Common Stock, par value $.001 per share (“Common Stock”), were outstanding. Each share of Common Stock entitles the record holder thereof to one vote on each of the proposals and on all other matters properly brought before the Meeting. The presence of a majority by vote of the outstanding shares of the Common Stock represented in person or by proxy at the Meeting will constitute a quorum.

Nominees for Director shall be elected by a majority of the votes cast in person or by proxy. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. Elected Directors will serve until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified. The proposal to ratify the appointment of the Company’s independent registered public accountants and all other matters that may be voted on at the Meeting, will require the affirmative vote of a majority of the votes cast on the proposal in person or by proxy at the Meeting. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, and the Board, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions.

With respect to the proposal to elect the four nominees for Director, the proposal to ratify the appointment of the Company’s independent registered public accountants, and the advisory vote on executive compensation, abstentions and “broker non-votes” will not be included in vote totals and will have no effect on the outcome. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power on that matter and has not received instructions from the beneficial owner. Please note that under New York Stock Exchange (the “NYSE”) rules, brokers may not vote your shares on the election of Directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions and “broker non-votes” are included in determining whether a quorum is present.

A Proxy Card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO VOTE YOUR SHARES THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ELECTION OF DIRECTORS

PROPOSAL 1

Information Concerning the Directors and Nominees

Composition of the Board

Our Board of Directors currently consists of 11 Directors. Our certificate of incorporation provides that the authorized number of Directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of Directors will be distributed among three classes of Directors, as provided for in our certificate of incorporation, so that, as nearly as possible, each class will consist of one-third of the total number of Directors. The three classes of Directors are as follows: Class 1, whose terms will expire at the Meeting, Class 2, whose terms will expire at the annual meeting of stockholders to be held in 2013, and Class 3, whose terms will expire at the annual meeting of stockholders to be held in 2014. Daniel A. DeMatteo, Michael N. Rosen, Edward A. Volkwein and Shane S. Kim are in Class 1; R. Richard Fontaine, Jerome L. Davis, Steven R. Koonin and Stephanie M. Shern are in Class 2; and Stanley (Mickey) Steinberg, Gerald R. Szczepanski and Lawrence S. Zilavy are in Class 3. At each annual meeting of stockholders, the successors to Directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Effective November 15, 2011, at the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board amended the Company’s Corporate Governance Guidelines to establish a Director retirement age of 72. Michael N. Rosen and Edward A. Volkwein have decided not to stand for re-election upon expiration of their terms at the Meeting. If Messrs. Rosen and Volkwein would have stood for re-election at the Meeting and had received the requisite stockholder votes to have been elected to the Board for an additional term, both Mr. Rosen and Mr. Volkwein would have reached the Director retirement age of 72 during the first year of their next term and, in accordance with the Company’s amended Corporate Governance Guidelines, would have had to resign from the Board no later than the date of the 2013 annual meeting of stockholders. Additionally, due to the recently established Director retirement age, Stanley (Mickey) Steinberg will resign from the Board effective as of the Meeting. The Nominating and Corporate Governance Committee is currently searching for a new Director to replace Mr. Steinberg on the Board. As of the date of this Proxy Statement, the Nominating and Corporate Governance Committee has proposed, and the Board has approved, J. Paul Raines and Kathy Vrabeck as Director nominees to replace the Director positions vacated by Messrs. Rosen and Volkwein, respectively. Mr. Raines and Ms. Vrabeck are included in the slate of nominees for election as Director listed below.

Background information and qualifications with respect to our Board of Directors and nominees for election as Directors appear below. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information regarding such persons’ holdings of equity securities of the Company.

The following table sets forth the names and ages of our Directors, the year they first became a Director and the positions they hold with the Company:

Name	Age	Director Since*	Position with the Company
Daniel A. DeMatteo	64	2002	Executive Chairman and Director
R. Richard Fontaine	70	2001	Chairman International and Director
Jerome L. Davis (1)	57	2005	Director
Shane S. Kim	49	2011	Director
Steven R. Koonin (2)	54	2007	Director
Michael N. Rosen (3)	71	2001	Director
Stephanie M. Shern (4)	64	2002	Director
Stanley (Mickey) Steinberg (5)	79	2005	Director
Gerald R. Szczepanski (6)	64	2002	Director
Edward A. Volkwein (7)	71	2002	Director
Lawrence S. Zilavy (8)	61	2005	Director

*	Includes predecessor companies.

(1)	Chair of Nominating and Corporate Governance Committee.

(2)	Member of Nominating and Corporate Governance Committee.

(3)	Mr. Rosen has informed the Board that he has chosen not to stand for re-election upon expiration of his term at the Meeting.

(4)	Chair of Audit Committee, member of Compensation Committee and lead independent Director.

(5)	Member of Nominating and Corporate Governance Committee. Mr. Steinberg will resign from the Board of Directors effective as of the Meeting.

(6)	Chair of Compensation Committee and member of Audit Committee.

(7)	Member of Compensation Committee. Mr. Volkwein has informed the Board that he has chosen not to stand for re-election upon expiration of his term at the Meeting.

(8)	Member of Audit Committee.

The Board believes that each Director has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge necessary for effective oversight, direction and vision for the Company. As indicated in the following biographies, the current Directors, as well as the nominees, have extensive experience in a variety of fields including retail, entertainment, video games, consumer marketing, finance, real estate, consulting and law, each of which the Board believes provides valuable knowledge related to the key components of the Company’s business. In addition, the Board also believes that its Board members and nominees, as indicated in the following biographies, have each demonstrated significant leadership skills as a chief executive officer or chief operating officer, as a senior partner in a large services firm and as executive management in other large corporations. All of our current Board members and one of our two non-incumbent nominees for Director have experience in oversight of public corporations due to their experience on the Board of Directors of GameStop and other companies. The Board believes that the skills and experience of each standing Director and nominee qualify them to serve as a Director of the Company.

Nominees for Election as Director

The following individuals are nominees for Director at the Meeting:

Daniel A. DeMatteo is a Director and Executive Chairman, a position he has held since June 2010. He served as our Chief Executive Officer from August 2008 to June 2010. He served as Vice Chairman and Chief Operating Officer from March 2005 to August 2008. Prior to March 2005, Mr. DeMatteo served as President and Chief Operating Officer of the Company or our predecessor companies since November 1996. He has served on our Board since 2002 and has been an executive officer in the video game industry since 1988.

Director Qualifications: Mr. DeMatteo brings to the Board 16 years of experience growing GameStop and its predecessor companies into the world’s largest multichannel video game retailer and 23 years of experience as an executive officer in the video game industry. As one of the founders of GameStop, Mr. DeMatteo has demonstrated a record of leadership, innovation and achievement. With his experience with the Company in the roles of Executive Chairman, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer, Mr. DeMatteo provides the Board a unique and valuable perspective on the Company’s operations, strategy and business, including his perspective on the formula for success that has brought the Company to its current industry-leading position. The Company also benefits from Mr. DeMatteo’s entrepreneurial spirit and his extensive network of contacts and relationships within the video game industry as we pursue new opportunities in our business transformation.

Shane S. Kim is a Director and has served as a Director since July 2011. Mr. Kim worked for Microsoft Corporation (“Microsoft”) for almost 20 years, retiring in January 2010. For the last 15 years at Microsoft, Mr. Kim was with Microsoft’s Interactive Entertainment Business division, most recently as its Corporate Vice President of Strategy and Business Development. Before that, Mr. Kim was the Corporate Vice President of Microsoft Game Studios, where he oversaw a team of approximately 1,000 programmers, designers, artists and producers developing a broad range of Xbox 360 and Windows titles. Since retiring from Microsoft in January 2010, Mr. Kim has been an independent adviser to companies in the interactive entertainment and digital media industries.

Director Qualifications: Mr. Kim brings to the Board nearly 20 years of experience in the constantly evolving video game industry and the associated rapidly changing technological landscape. His broad video game knowledge, his knowledge of Microsoft (one of the Company’s largest suppliers) and business experience bring valuable insight in supporting the advancement of the Company’s business and digital strategies.

J. Paul Raines is a nominee for Director and is GameStop’s Chief Executive Officer, a role he has held since June 2010. He joined GameStop as Chief Operating Officer in September 2008. Prior to joining GameStop, Mr. Raines spent eight years with The Home Depot (“Home Depot”) in various management positions in retail operations, including as Executive Vice President of U.S. Stores and President of the Southern Division. Prior to Home Depot, he spent four years in global sourcing for L.L. Bean and ten years with Kurt Salmon Associates in their consumer products group. Mr. Raines serves on the Board of Directors of Advance Auto Parts, Inc. (“Advance Auto Parts”) and serves on its Finance Committee and is Chairman of its Compensation Committee. Mr. Raines was recommended to the Nominating and Corporate Governance Committee of the Board by Mr. DeMatteo and Mr. Fontaine, both of whom are Directors of the Company.

Director Qualifications: Mr. Raines will bring to the Board extensive experience in the strategic, operational and merchandising aspects of retail businesses. He also has broad international experience in Europe and Asia. The Board intends to draw on Mr. Raines’ insights gained from his experience and expertise in the areas of retail strategy, store operations, customer service, merchandising, manufacturing, marketing, loss prevention, real estate, supply chain and global sourcing. The Board will also draw on Mr. Raines’ insight gained from his experience with Home Depot related to factors that are critical to a successful transition of a company from a founder-led culture to a new generation of leadership. Additionally, Mr. Raines’ service on the Advance Auto Parts Board of Directors and its committees will provide the Board an additional unique perspective into corporate management and board dynamics at another specialty retail public company.

Kathy Vrabeck is a nominee for Director. She is currently a Partner at Heidrick & Struggles International, Inc. (“Heidrick & Struggles”) in their Media, Entertainment and Digital practice. Prior to joining Heidrick & Struggles in July 2011, Ms. Vrabeck was with Legendary Pictures from March 2009 to March 2011 where she served as President, Legendary Digital and was responsible for the creation, management and delivery of digital entertainment, with a focus on video games, across current and next-generation platforms. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc. (“EA”) where she served as President, EA Casual Entertainment and led EA’s efforts in the fastest growing segments of the video game market: mobile, online, social networking and global media sales. Prior to joining EA, Ms. Vrabeck was with Activision, Inc. (“Activision”) from August 1999 to April 2006 where she served as President, Activision Publishing overseeing

Activision’s product development and global brand management and publishing operations. Earlier in her career, Ms. Vrabeck held various marketing, sales and finance positions with ConAgra, The Pillsbury Company, Quaker Oats and Eli Lilly and Company. Ms. Vrabeck currently serves on the DePauw University Board of Trustees, the Board of Directors of Zeebo, Inc., a digital entertainment and education system, and Geek Chic Daily, a popular culture newsletter and publisher.

Director Qualifications: Ms. Vrabeck brings to the Board nearly 10 years of experience in senior executive leadership positions with major game and film makers. Her digital entertainment knowledge, her knowledge of two of the Company’s largest suppliers and her business experience will bring valuable insight in supporting the advancement of the Company’s business and digital strategies.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.

Other Directors whose Terms of Office Continue after the Meeting

R. Richard Fontaine is a Director and our Chairman International. He served as our Executive Chairman of the Board from August 2008 until June 2010 and was Chairman of the Board and Chief Executive Officer from GameStop’s predecessor company’s initial public offering in February 2002 until August 2008. Mr. Fontaine served as Chief Executive Officer of our predecessor companies from November 1996 to February 2002. He has been an executive officer or director in the video game industry since 1988. Effective June 2010, Mr. Fontaine’s employment agreement was amended to extend his role as Chairman International of the Company until March 3, 2013.

Director Qualifications: Mr. Fontaine brings to the Board 23 years of experience as an executive officer or director in the video game industry and 16 years of experience growing GameStop and its predecessor companies into the world’s largest multichannel video game retailer. Mr. Fontaine’s market knowledge and breadth of experience in numerous functions within the Company has resulted in a deep understanding of the opportunities and challenges facing the Company. The Company also benefits from Mr. Fontaine’s entrepreneurial spirit and his network of contacts and relationships within the business community as we pursue new opportunities in our business transformation.

Jerome L. Davis is a Director and Chair of the Nominating and Corporate Governance Committee. Mr. Davis has served as a Director since October 2005. Mr. Davis is Vice President of Food and Retail for Waste Management, Inc. (“Waste Management”). Waste Management is North America’s leading provider of integrated environmental solutions. He is responsible for the strategy and performance of the food and retail segment, which includes the restaurant, grocery and retail industries. Mr. Davis was President of Jerome L. Davis & Associates, LLC, a consulting firm focusing on executive coaching and leadership development from 2006 until December 2009. Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from July 2003 until October 2005. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President of Sales and Corporate Officer for Maytag Appliances Division from March 1998 to September 1999. From March 1992 to February 1998, Mr. Davis was Vice President of National Accounts and Area Vice President for Frito Lay. Mr. Davis also held senior executive positions in Sales and Marketing with Procter & Gamble from 1977 to 1992. Mr. Davis is currently a Director and a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Apogee Enterprises, Inc. (“Apogee”), where he has been a Director since 2004. He previously chaired the Finance and Enterprise Risks Committee of Apogee for five years.

Director Qualifications: Mr. Davis brings to the Board 30 years of experience in Fortune 500 companies and extensive expertise and insight in multiple areas including marketing and sales, strategy development, international business, leadership development, succession planning, executive compensation and information technology. In addition, his experience as a Director of Apogee, including committee service, has given him insights and perspectives on finance, governance, human resources and compensation which benefit the Board.

Steven R. Koonin is a Director and has served as a Director since June 2007. Mr. Koonin is a member of the Nominating and Corporate Governance Committee. Mr. Koonin is President of Turner Entertainment Networks (“Turner”), which includes TNT, TBS, truTV and Turner Classic Movies. Mr. Koonin joined Turner Broadcasting System in 2000 as Executive Vice President and General Manager of TNT. He added oversight of TBS in 2003 and was promoted to his current position in 2006. Mr. Koonin was responsible for the rebranding of TNT and TBS and for the development of some of the most successful programming in cable television history. He also led the rebrand of Court TV as truTV. Prior to joining Turner, Mr. Koonin spent 14 years with The Coca-Cola Company (“Coca-Cola”), including serving as Vice President of Consumer Marketing. Mr. Koonin is also a Director of the Metro Atlanta Chamber of Commerce, the Georgia Aquarium and the Fox Theatre.

Director Qualifications: Mr. Koonin brings to the Board 12 years of executive leadership experience with a leading provider of media entertainment and 14 years of experience with a globally-recognized consumer brand. Through his executive leadership experience at both Turner and Coca-Cola, he brings to the Board deep knowledge of consumer branding strategy and tactics and insight into promoting growth strategies for consumer businesses.

Stephanie M. Shern is a Director and Chair of the Audit Committee and has served in these capacities since 2002. Mrs. Shern is also a member of the Compensation Committee. From 1995 until 2001, Mrs. Shern was the Vice Chair and Global Director of Retail and Consumer Products for Ernst & Young LLP (“Ernst & Young”) and a member of Ernst & Young’s Management Committee. Mrs. Shern became a Partner at Ernst & Young in 1981 and was with that firm for over 30 years. Mrs. Shern is currently a Director and Chair of the Audit Committee of The Scotts Miracle Gro Company (“Scotts Miracle Gro”) and a Director and member of the Audit and Remuneration Committees of Koninklijke Ahold N.V. (“Royal Ahold”). During the past five years, Mrs. Shern has also served as a Director of Embarq Corp, CenturyLink, Sprint Nextel Corp. and Nextel Communications, Inc. Mrs. Shern is a CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. She is also a member of Pennsylvania State University’s Smeal College Accounting Advisory Board and a founding member of Tapestry Network’s Lead Director Network.

Director Qualifications: Mrs. Shern brings to the Board vast leadership, financial, international, marketing/consumer industry and retail experience from a nearly 40-year finance career focused significantly on retail and consumer industries in both the United States and abroad. In addition, as a current member of the audit committees of Scotts Miracle Gro (where she serves as Chair) and Royal Ahold and as a past member of audit committees of the board of directors of other public companies, Mrs. Shern has extensive financial experience. This experience has proven valuable to the Board, where Mrs. Shern serves as Chair of the Audit Committee and as the “audit committee financial expert,” as that term is defined in the applicable rules and regulations of the SEC.

Gerald R. Szczepanski is a Director and has served as a Director for the Company and its predecessor companies since 2002. Mr. Szczepanski is Chair of the Compensation Committee and a member of the Audit Committee. Mr. Szczepanski is currently retired. Mr. Szczepanski was the co-founder, and, from 1994 to 2005, the Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded specialty retailer of casual clothing and accessories for teenagers. On February 3, 2004, Gadzooks, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (Case No. 04-31486-11). Mr. Szczepanski is also a Director of Rush Enterprises, Inc.

Director Qualifications: Mr. Szczepanski brings to the Board over 35 years of experience in the retail business. He has extensive leadership experience as both a chairman and a chief executive officer of a public company in the specialty retail industry.

Lawrence S. Zilavy is a Director and a member of the Audit Committee. Mr. Zilavy has served as a Director since October 2005. Since October 2009, Mr. Zilavy has been employed by LR Enterprises Management LLC, the family office of Leonard Riggio. Mr. Zilavy was a Senior Vice President of Barnes &

Noble College Booksellers, Inc. from May 2006 to September 2009. Mr. Zilavy was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc. (“Barnes & Noble”) from May 2003 until November 2004 and was Chief Financial Officer of Barnes & Noble from June 2002 through April 2003. Prior to joining Barnes & Noble, Mr. Zilavy had a 25-year career in banking. Mr. Zilavy is also a Director of The Hain Celestial Group, Inc. During the past five years, Mr. Zilavy has also served as a Director of Barnes & Noble and the non-profit Community Resource Exchange.

Director Qualifications: Mr. Zilavy brings to the Board significant senior executive-level experience in a large specialty retail company and experience on public company boards. This experience, together with Mr. Zilavy’s nearly 25 years of experience as a banker, provides the Board strong financial, operating and governance expertise.

Meetings and Committees of the Board

The Board of Directors met nine times during the fiscal year ended January 28, 2012 (“fiscal 2011”). All Directors who were Directors for the full fiscal year attended at least 75% of all of the meetings of the Board of Directors and the committees thereof on which they served during fiscal 2011.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee’s principal functions include reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent registered public accountants, conferring with the independent public accounting firm concerning the scope of their examination of the books and records of the Company, reviewing and approving related party transactions and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board of Directors has adopted a written charter setting out the functions of the Audit Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. As required by the charter, the Audit Committee will continue to review and reassess the adequacy of the charter annually and recommend any changes to the Board of Directors for approval. The current members of the Audit Committee are Stephanie M. Shern (Chair), Gerald R. Szczepanski and Lawrence S. Zilavy, all of whom are “independent” Directors under the listing standards of the NYSE. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The Board of Directors has also determined that Mrs. Shern has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met eight times during fiscal 2011.

Compensation Committee

The principal function of the Compensation Committee is, among other things, to make recommendations to the Board of Directors with respect to matters regarding the approval of employment agreements, management and consultant hiring and executive compensation. The Compensation Committee is also responsible for administering our GameStop Corp. 2011 Incentive Plan (the “2011 Incentive Plan”), our Fourth Amended and Restated 2001 Incentive Plan (the “2001 Incentive Plan”), and our Second Amended and Restated GameStop Corp. Supplemental Compensation Plan (the “Supplemental Compensation Plan”). The current members of the Compensation Committee are Gerald R. Szczepanski (Chair), Stephanie M. Shern and Edward A. Volkwein, all of whom meet the independence standards of the NYSE. The Board of Directors has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the

Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Compensation Committee met ten times during fiscal 2011.

Nominating and Corporate Governance Committee

The principal function of the Nominating and Corporate Governance Committee is, among other things, to review and recommend to the Board candidates for service on the Board and its committees, including the renewal of existing Directors, and to recommend to the Board the corporate governance guidelines applicable to the Company. The current members of the Nominating and Corporate Governance Committee are Jerome L. Davis (Chair), Steven R. Koonin and Stanley (Mickey) Steinberg, all of whom meet the independence standards of the NYSE. Our Board of Directors has adopted a written charter setting out the functions of the Nominating and Corporate Governance Committee, a copy of which can be found on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Nominating and Corporate Governance Committee met seven times during fiscal 2011.

Minimum Qualifications

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for Director are selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; diversity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board of Directors’ duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that each Director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any of its significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to their competitors.

Nominating Process

Consideration of new Board of Director nominee candidates, if any, typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee is willing to consider candidates submitted by a variety of sources (including incumbent Directors, stockholders (in accordance with the process described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Directors. When nominating a sitting Director for re-election at an annual meeting, the Nominating and Corporate Governance Committee will consider the Director’s performance on the Board of Directors and the Director’s qualifications in respect of the foregoing.

Consideration of Stockholder-Nominated Directors

Stockholders have the right to submit nominations for persons to be elected to the Board of Directors as described below. If such a nomination occurs and if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the Board of Directors deems necessary or appropriate, the Nominating and Corporate Governance Committee will consider potential nominees submitted by stockholders. The Company’s Bylaws provide that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of stockholders, such stockholder must give written notice to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the number of shares of the Company that are beneficially owned by such stockholder.

Such notice must also contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being a nominee and to serving as a Director if elected.

Corporate Governance

Codes of Ethics

The Company has adopted a Code of Ethics for Senior Financial and Executive Officers that is applicable to the Company’s Executive Chairman, Chairman International, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, and any Executive Vice President of the Company or Vice President of the Company employed in a finance or accounting role. The Company also has adopted a Code of Standards, Ethics and Conduct applicable to all of the Company’s management-level employees and non-employee Directors. The Code of Ethics for Senior Financial and Executive Officers and the Code of Standards, Ethics and Conduct are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. In accordance with SEC rules, the Company intends to disclose any amendment (other than any technical, administrative or other non-substantive amendment) to either of the above Codes, or any waiver of any provision thereof with respect to certain specified officers listed above, on the Company’s website at http://investor.gamestop.com within four business days following such amendment or waiver.

Claw-back Policy

The Company has adopted a claw-back policy which requires the Board, when permitted by law, to require reimbursement of annual incentive payments or long-term incentive payments from a current or former executive officer of the Company where the payment was predicated upon achieving certain financial results or other operating metrics, and either (1) the Board determines in its good faith judgment that such financial results or other operating metrics were achieved in whole or part as a result of fraud or other misconduct on the part of such executive, or fraud or other misconduct of other employees of the Company of which such executive had knowledge, whether or not such conduct results in any restatement of Company financial statements filed with the SEC, or (2) such financial results or other operating metrics were the subject of a restatement of Company financial statements filed with the SEC, and a lower payment would have been made to the executive officer based upon the restated financial results. The Company will, to the fullest extent possible under applicable law, seek to recover from the individual executive officer, in the case of (1), the full amount of the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to such financial results), and in the case of (2), the amount by which the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to the restatement of financial results) exceeded the lower payment that would have been made based on the restated financial results.

Equity Ownership Policy

The Board believes that it is important for each executive officer and non-employee Director of the Company to have a financial stake in the Company to help align the executive officer’s or non-employee Director’s interests with those of the Company’s stockholders. To that end, the Company has an equity ownership policy requiring that each executive officer and non-employee Director of the Company maintain ownership of Common Stock with a value of at least the following multiples of base salary or annual cash retainer for service on the Board:

Executive Officer or Non-employee Director	Stock Ownership Multiple
Executive Chairman	5 times base salary
Chief Executive Officer	5 times base salary
President or Executive Vice President	3 times base salary
Non-employee Director	5 times annual cash retainer

New executive officers or non-employee Directors of the Company will be given a period of five (5) years to attain full compliance with these requirements. These requirements will be reduced by 50% after an executive reaches age 62 in order to facilitate appropriate financial planning.

For purposes of these determinations, (i) stock ownership includes shares of Common Stock which are directly owned or owned by family members residing with the executive officer or non-employee Director, or by family trusts, as well as vested options and vested restricted stock, and unvested restricted stock or equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to such executive officer or non-employee Director under any deferred compensation plan, and (ii) Common Stock shall be valued per share using the 200-day trailing average NYSE per share closing price.

Anti-Hedging Policy

Given that the aim of ownership of Common Stock is to ensure that employees and Directors of the Company have a direct personal financial stake in the Company’s performance, hedging transactions on the part of employees and Directors of the Company could be contrary to that purpose. Therefore, the Company has adopted an anti-hedging policy which states that the implementation by an employee or Director of the Company of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) based upon the value of Common Stock and applied to equity securities granted to such employee or Director, or held, directly or indirectly, by such employee or Director, is strictly prohibited.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Texas 76051.

Communications Between Stockholders and Interested Parties and the Board of Directors

Stockholders and other interested persons seeking to communicate with the Board of Directors should submit any communications in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Secretary will forward such communication to the full Board of Directors or to any individual Director or Directors (including the presiding Director of the executive sessions of the non-management Directors or the non-management Directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All members of the Board of Directors are expected to attend in person the Company’s annual meeting of stockholders and be available to address questions or concerns raised by stockholders. Nine of the Company’s 11 Directors attended the 2011 GameStop annual meeting of stockholders.

Director Independence

The current members of the Board of Directors who are “independent” Directors under the listing standards of the NYSE are Jerome L. Davis, Shane S. Kim, Steven R. Koonin, Stephanie M. Shern, Stanley (Mickey) Steinberg, Gerald R. Szczepanski, Edward A. Volkwein and Lawrence S. Zilavy. In addition to meeting the independence standards of the NYSE, each of these Directors meets the independence standards established by the SEC. The non-management Directors of the Company hold regularly scheduled executive sessions without management present at least once annually and the independent Directors hold at least one meeting annually with only independent Directors present. The presiding Director for each non-management or independent Director executive session is Mrs. Shern.

Board Leadership Structure

The Board’s current leadership structure is comprised of an Executive Chairman position that is separate from the Chief Executive Officer position, as well as ten other Directors of which eight are independent, including a lead independent Director who is also the Chair of the Audit Committee. Under the Board’s current structure, Mr. DeMatteo is the Executive Chairman and is also a member of management and former Chief Executive Officer of the Company. The Board believes that Mr. DeMatteo’s in-depth knowledge of the Company’s business and its challenges, as well as his experience in the video game industry as a whole, make him the best qualified person to serve as Executive Chairman. In addition, this structure facilitates better communication between management and the Board and allows Mr. DeMatteo to more effectively execute the Company’s strategic initiatives, including the implementation of the Company’s multichannel retail strategy. The Nominating and Corporate Governance Committee has proposed, and the Board has approved, J. Paul Raines, the Chief Executive Officer of the Company, as a Director nominee to replace the Director position vacated by Mr. Rosen. The Board believes that if Mr. Raines is elected as Director, the non-chairman Director and Chief Executive Officer position further enhances the Board’s oversight of the Company’s day-to-day operations and provides additional management expertise of the complexities of the Company’s business units, including the existing store base, international operations and the new digital initiatives. The Board believes that at this time the Company’s stockholders are best served by this new structure as it helps facilitate the Company’s continuing transition to a multichannel retailer. All Directors play an active role in overseeing the Company’s business both at the Board and committee level. For additional oversight, the lead independent Director presides over regularly scheduled meetings with the other non-management Directors to discuss and evaluate the Company’s business without members of management present. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic direction for the Company.

Declassification of Board

At the annual meeting of the Company’s stockholders to be held in 2013, the Board intends to submit and recommend a proposal to the stockholders to amend the Company’s corporate documents to phase-in the elimination of the classification of the Board so that all Directors to be elected at or after the annual meeting of Company stockholders to be held in 2014 will be elected for one-year terms, provided that the unexpired term of any Director shall not be affected.

Risk Oversight

Responsibility for risk oversight resides with the full Board of Directors. Committees have been established to help the Board carry out this responsibility by focusing on key areas of risk inherent in the business. The Audit Committee oversees risk associated with financial and accounting matters, including compliance with legal and regulatory requirements, related-party transactions and the Company’s financial reporting and internal control systems. The Audit Committee also oversees the Company’s internal audit function and regularly meets separately with the Company’s head of internal audit, general counsel, external auditors and other financial and executive management. The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and holding periods or claw-back provisions. The Compensation Committee and management also regularly review the Company’s compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company. In addition, at least annually, the Board conducts a formal business review including a risk assessment related to the Company’s existing business and new initiatives. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific topics or actions.

Executive Officers

The following table sets forth the names and ages of our executive officers and the positions they hold:

Name	Age	Position
Daniel A. DeMatteo	64	Executive Chairman
R. Richard Fontaine	70	Chairman International
J. Paul Raines	48	Chief Executive Officer
Tony D. Bartel	48	President
Robert A. Lloyd	50	Executive Vice President and Chief Financial Officer
Michael K. Mauler	51	Executive Vice President, GameStop International

In this Proxy Statement, the term “Named Executive Officers” means our Executive Chairman, Chairman International, Chief Executive Officer, President and Executive Vice President and Chief Financial Officer.

Roles of Executive Chairman, Chairman International and Chief Executive Officer

The Company employs an Executive Chairman (Mr. DeMatteo), a Chairman International (Mr. Fontaine) and a Chief Executive Officer (Mr. Raines). As Executive Chairman, Mr. DeMatteo is responsible for the leadership and coordination of the activities of the Board of Directors, for overseeing the strategic direction of the Company and for providing guidance to the Company’s Chief Executive Officer and other executives. From June 2010 through the end of fiscal 2011, Mr. DeMatteo was directly managing four of the Company’s senior executives. Beginning in fiscal 2012, Mr. DeMatteo no longer has direct supervision of Company executives other than Mr. Raines. Mr. DeMatteo’s compensation has been reduced accordingly as his role as Executive Chairman has continued to evolve.

As Chief Executive Officer, Mr. Raines has responsibility for development and execution of our strategic plans, for leadership and oversight of all of the Company’s day-to-day operations and performance.

As Chairman International, Mr. Fontaine consults with the Company on its international and overall strategies and operations, relying on his experience as one of the Company’s founders and its former Chairman and Chief Executive Officer. In his role as Chairman and Chief Executive Officer, Mr. Fontaine had direct oversight of our international operations for seven years. Mr. Fontaine became Chairman International in June 2010 and will serve in that role until the expiration of his employment agreement in March 2013. After that date, Mr. Fontaine will serve as a Director of the Company.

Business Experience of Executive Officers

Information with respect to executive officers of the Company who are also Directors or nominees for Director is set forth in “Information Concerning the Directors and Nominees” above.

Tony D. Bartel is President of GameStop, a role he has held since June 2010. He served as the Executive Vice President of Merchandising and Marketing from March 2007 to June 2010. Prior to that, Mr. Bartel was the Senior Vice President of International Finance, a role he held since joining GameStop in 2005. Mr. Bartel joined GameStop from NCH Corporation where he was the Chief Administrative Officer from May 2003 to May 2005. From 1989 to May 2003, Mr. Bartel held various positions with PepsiCo and Yum! Brands, Inc., including Operational Finance, Strategic Planning, Controller and eventually Chief Financial Officer of Pizza Hut. Prior to 1989, Mr. Bartel held various positions with the public accounting firm of KPMG Peat Marwick.

Robert A. Lloyd is Executive Vice President and Chief Financial Officer, a role he has held since June 2010. He served as our Interim Chief Financial Officer from February 2010 to June 2010. Mr. Lloyd also served as our Chief Accounting Officer, a position he held from October 2005 to February 2010. Prior to that, Mr. Lloyd was the Vice President - Finance of GameStop or its predecessor companies from October 2000 and was the Controller of GameStop’s predecessor companies from December 1996 to October 2000. From May 1988 to December 1996, Mr. Lloyd held various financial management positions as Controller or Chief Financial Officer, primarily in the telecommunications industry. Prior to May 1988, Mr. Lloyd held various positions with the public accounting firm of Ernst & Young. Mr. Lloyd is a Certified Public Accountant.

Michael K. Mauler has been Executive Vice President of GameStop International since January 2010. Mr. Mauler was formerly the Company’s Senior Vice President of Supply Chain and International Support, a position he held since October 2005. Prior to that, Mr. Mauler was the Vice President of Logistics of Electronics Boutique. Mr. Mauler has also held senior management positions for Baxter Healthcare, Dade Behring and Fisher Scientific, where he led operations for 22 countries.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the number of shares of our Common Stock and exercisable options to purchase such stock beneficially owned on April 30, 2012 by each Director and each of the executive officers named in the Summary Compensation Table, each holder of 5% or more of our Common Stock and all of our Directors and executive officers as a group. Except as otherwise noted, the individual Director or executive officer or his or her family members had sole voting and investment power with respect to the identified securities. The total number of shares of our Common Stock outstanding as of April 30, 2012 was 131,982,396.

	Shares Beneficially Owned
Name	Number(1)%
FMR LLC	17,803,639	(2)	13.5
82 Devonshire Street
Boston, MA 02109
RS Investment Management Co. LLC	14,127,253	(3)	10.7
388 Market Street, Suite 1700
San Francisco, CA 94111
BlackRock, Inc.	13,411,808	(4)	10.2
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.	7,216,955	(5)	5.5
100 Vanguard Boulevard
Malvern, PA 19355
Daniel A. DeMatteo	720,423	(6)	*
R. Richard Fontaine	769,338	(7)	*
J. Paul Raines	539,442	(8)	*
Tony D. Bartel	523,805	(9)	*
Robert A. Lloyd	276,024	(10)	*
Jerome L. Davis	41,590	(11)	*
Shane S. Kim	9,420	(12)	*
Steven R. Koonin	19,980	(11)	*
Michael N. Rosen	107,300	(13)	*
Stephanie M. Shern	41,964	(14)	*
Stanley (Mickey) Steinberg	52,900	(11)	*
Gerald R. Szczepanski	157,700	(15)	*
Edward A. Volkwein	77,300	(16)	*
Lawrence S. Zilavy	39,300	(11)	*
All Directors and executive officers as a group (16 persons)	3,623,586	(17)	2.7

*	Less than 1.0%.

(1)	Shares of Common Stock that an individual or group has a right to acquire within 60 days after April 30, 2012 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(2)	Information compiled from Schedule 13G filed with the SEC on February 14, 2012.

(3)	Information compiled from Schedule 13G filed with the SEC on April 10, 2012.

(4)	Information compiled from Schedule 13G filed with the SEC on April 11, 2012.

(5)	Information compiled from Schedule 13G filed with the SEC on February 10, 2012.

(6)	Of these shares, 400,000 are issuable upon exercise of stock options and 166,050 are restricted shares.

(7)	Of these shares, 582,000 are issuable upon exercise of stock options and 36,840 are restricted shares.

(8)	Of these shares, 361,400 are restricted shares.

(9)	Of these shares, 165,000 are issuable upon exercise of stock options and 244,400 are restricted shares.

(10)	Of these shares, 42,000 are issuable upon exercise of stock options and 187,984 are restricted shares.

(11)	Of these shares, 8,880 are restricted shares.

(12)	All of these shares are restricted shares.

(13)	Of these shares, 48,000 are issuable upon exercise of stock options and 8,880 are restricted shares.

(14)	Of these shares, 31,000 are issuable upon exercise of stock options and 8,880 are restricted shares.

(15)	Of these shares, 90,000 are issuable upon exercise of stock options and 8,880 are restricted shares.

(16)	Of these shares, 48,000 are issuable upon exercise of stock options and 8,880 are restricted shares. Of the remaining shares, 1,000 shares are owned by Mr. Volkwein’s spouse, and 500 shares each are owned by Mr. Volkwein’s two children.

(17)	Of these shares, 1,444,000 are issuable upon exercise of stock options and 1,231,784 are restricted shares.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Gerald R. Szczepanski (Chair), Stephanie M. Shern and Edward A. Volkwein, none of whom has ever been an employee of the Company. No member of the committee had a relationship requiring disclosure in this Proxy Statement under Items 404 or 407 of SEC Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Introduction

The Compensation Committee believes that the Company’s Directors and senior executives should be compensated commensurate with their success in maintaining the growth, cash flow and high level of performance necessary for GameStop to produce ongoing and sustained value for our stockholders. The Company’s strategic initiatives are critical to providing ongoing and sustained value as they are intended to transition the Company into a multichannel retailer and result in revenue and market share growth in the short-term, while also driving earnings growth and opportunities in emerging markets, including digital gaming, in the future. The Compensation Committee will continue to develop and recommend compensation programs to support these critical objectives. The Board of Directors will continue to have sole approval rights over the Compensation Committee’s recommendations.

In response to stockholder input, we made a number of enhancements to our executive compensation disclosures and our executive compensation program, including increasing the amount of each Named Executive Officer’s total compensation package tied to performance measures. Prior to the fiscal year ended January 29, 2011 (“fiscal 2010”), the Company historically had 33% or less of executive compensation tied to performance measures. For fiscal 2011 and fiscal 2012, the Compensation Committee targeted that between 50% to 67% of each Named Executive Officer’s total compensation should be tied to performance measures. Following additional stockholder input received during fiscal 2011, we made certain additional enhancements to our fiscal 2012 executive compensation program and disclosures.

2011 Performance

Despite a challenging economic environment and a period of transition in the video game industry, the Company delivered strong performance in 2011, including making substantial progress on the Company’s strategic initiatives to develop into a multichannel marketer and retailer of one of the largest entertainment categories — games, both digital and physical. All of these factors were reflected in our share price and in our executive compensation outcomes. Under the leadership of Messrs. DeMatteo, Raines and Bartel, the Company completed the following initiatives in 2011 in support of our overall strategy:

•

Continued the growth of PowerUp Rewards, the Company’s customer loyalty program which was launched during fiscal 2010, expanding from six million members at the end of fiscal 2010 to 15.9 million members by the end of fiscal 2011;

•	Grew digital receipts from $290 million in fiscal 2010 to over $450 million in fiscal 2011, meeting the planned growth of at least 50%;

•

Completed the acquisitions of Spawn Labs, Inc., a video game streaming company, and Impulse, Inc., a PC digital distribution company, which enabled the Company to expand its digital distribution of video games; and

•	Launched a mobile business which includes buying, selling and trading pre-owned iPhone®, iPod® and iPad® devices and selling tablets designed for gaming.

Additionally, under the effective leadership of Messrs. DeMatteo, Raines and Lloyd, the Company continued to demonstrate disciplined capital allocation, with the following accomplishments:

•

Repurchased 11.2 million shares of its Common Stock at an average price of $21.38 per share for a total of $240 million, bringing cumulative share repurchases since January 2010 to 34.4 million shares at an average price of $20.39 per share for a total of $702 million;

•	Retired the remaining $250 million of its outstanding debt, so that the Company was debt-free at the end of fiscal 2011;

•	Reduced capital expenditures by $32.5 million, or over 16%; and

•	Returned 108% of free cash flow to stockholders.

As a result of the Company’s strong free cash flow performance, the Company continued to deliver on its commitment to return value and capital to stockholders by initiating, shortly after the end of fiscal 2011, for the first time in the Company’s history, a quarterly dividend of $.15 per share. In addition, the Company’s share price increased from $20.98 at the close of the last trading day of fiscal 2010 to $24.32 at the close of the last trading day of fiscal 2011, an increase of 15.9%, outperforming the Standard & Poor’s 500 (the “S&P 500”) which rose 3.1% during the same time frame.

The Company missed the targeted operating earnings related to the short-term incentive award for fiscal 2011 by 4% and as a result the Compensation Committee and the Board authorized payment of 25% less than the targeted award in accordance with the terms of the Supplemental Compensation Plan for eligible Named Executive Officers and all other bonus eligible employees. The Company missed the targeted earnings per share related to the long-term incentive award for fiscal 2011 by 2% and as a result the Compensation Committee and the Board authorized payment of 5% less than the targeted award for Named Executive Officers. The achievement and targets are discussed in greater detail in the “Key Elements of Compensation” section below.

The Company’s Named Executive Officers received between 88% and 92% of the fiscal 2011 targeted pay as a result of achieving 96% and 98% of the targeted short-term and long-term incentive results, respectively. The Compensation Committee and the Board believe this level of pay for performance against the targets is appropriate considering the financial and strategic accomplishments, disciplined use of capital and total stockholder return (“TSR”) of 15.9% during fiscal 2011.

The video game industry and the Company are in the late stages of the current cycle of video game hardware. This creates a decline in consumer demand for existing video game products and significant uncertainty for the Company as there is little known about the next cycle of video game hardware, including timing of introduction and the effect that possible features may have on the Company and its business. Despite these uncertainties and the decline in the video game category, the Company has maintained strong earnings, eliminated debt and returned free cash flow to stockholders. However, despite these many financial and strategic accomplishments in the past three fiscal years, our three-year TSR has remained disappointing. As a large portion of our annual compensation to our Named Executive Officers continues to be tied to performance measures, we believe that the interests of our Named Executive Officers remain strongly aligned with those of our stockholders. Additionally, we believe our accomplishments in fiscal 2011 have set the stage for achieving our long-term strategic and financial goals and delivering long-term stockholder value. However, despite this alignment of interests and our fiscal 2011 accomplishments, our future TSR may be negatively impacted until the uncertainty related to the timing and impact of the release of next-generation gaming platforms is reduced or eliminated.

Recent Compensation Events

Reduction in Compensation for Executive Chairman

As part of the continued transition of management responsibilities to a new generation of leadership, the role of Daniel A. DeMatteo, our Executive Chairman, has been evolving since 2010. As Executive Chairman, Mr. DeMatteo will continue to coordinate the activities of the Company’s Board and be involved on a daily basis in overseeing the strategic direction of the Company and in oversight of the Company’s Chief Executive Officer as he manages day-to-day operations. Mr. J. Paul Raines, the Company’s Chief Executive Officer, reports directly to Mr. DeMatteo; however, Mr. DeMatteo routinely meets with many members of management to discuss strategy, results of operations, issues and risks facing the Company and other day-to-day business matters.

Due to the continued transition of Mr. DeMatteo’s role as Executive Chairman, the Compensation Committee made the decision to reduce the compensation package for Mr. DeMatteo. The compensation package has been reduced approximately $2.2 million, or 30%, from fiscal 2011 to fiscal 2012 to align Mr. DeMatteo’s compensation with compensation packages typical for the executive chairman role he occupies. The overall compensation package for fiscal 2012 for Mr. DeMatteo was set by the Compensation Committee after consideration of the pay packages for executive chairmen for the approximately 80 companies in the S&P 500 that have an executive chairman role. Mr. DeMatteo’s fiscal 2012 total targeted compensation package of approximately $5.2 million is approximately 73% of the fiscal 2012 total targeted annual compensation package of approximately $7.1 million for Mr. Raines.

2012 Performance-Based Retention Grants

Over the next few years, GameStop faces several challenges which could impact the long-term success of the Company, including:

•	Continued transition of management responsibilities to a new generation of leadership;

•	Continued transformation of the Company from a brick & mortar retailer into a multichannel retailer encompassing on-line retailing and operating various digital gaming properties;

•	Continued efforts to consolidate and right-size international operations;

•	Preparing for the anticipated release of next-generation gaming platforms while managing the decline of the current generation of consoles and related consumer demand; and

•	A challenging economic climate, affecting aggregate consumer demand and, in particular, consumer discretionary spending.

In light of these challenges, the Compensation Committee created a special long-term award that would support retention of a highly talented and capable management team. At the same time, the Compensation Committee desired to create a program that also recognizes the importance of maintaining and improving the financial and operating performance of the business. The Compensation Committee and the Board recognize the critical role played by Messrs. Raines, Bartel and Lloyd in meeting the challenges described above. In recognition of these critical roles, the Compensation Committee approved a grant designed to retain Messrs. Raines, Bartel and Lloyd for the next three years. The value of the grant for each individual represents a multiple of three times their fiscal 2012 annual salary. The shares granted are subject to a performance target tied to 20% growth in net earnings for the fiscal year ended January 31, 2015 (“fiscal 2014”) as measured against net earnings (excluding restructuring, impairment and debt retirement expenses) for fiscal 2011. The Compensation Committee selected net earnings as a performance measure because it believes it is an appropriate measure of long-term stockholder value creation. These awards vest in their entirety following measurement of the performance against the target following fiscal 2014 according to the following performance achievement scale:

If the Performance Period Results are:	Then the Percentage of the Target Award Received is:
Less than 50% of Target	None
50% or more but less than 100% of Target	Scaled between 50% and 100%
100% or more of Target	100%

In developing the targeted net earnings and the related performance achievement scale, the Compensation Committee sought to create an award that balanced the objective of retaining Messrs. Raines, Bartel and Lloyd for the next three years while also incentivizing long-term growth in net earnings. The targeted net earnings growth is tied to a very challenging but achievable three-year plan. The performance target was designed to be challenging while recognizing certain uncertainties including, but not limited to, the difficult global economic climate and the timing of the release of next-generation gaming platforms. To reduce the windfall that could be created by the release of next-generation gaming platforms earlier than anticipated in the three-year plan, the maximum award achievement was capped at 100%.

Response to Advisory Vote on Executive Compensation

A majority of the Company’s stockholders (79% of votes cast) approved the fiscal 2010 compensation for our Named Executive Officers at the 2011 annual meeting of stockholders in the first advisory vote on executive compensation and approved voting on executive compensation annually. In recognition of the evolving market practices on executive compensation, the Compensation Committee continues to evaluate the Company’s executive compensation policies. This process considers the feedback we receive from stockholders and proxy advisory firms with respect to our compensation policies and practices. The following is a discussion of the primary feedback we received leading up to and following the 2011 annual stockholders’ meeting and our responses to that feedback.

•	Feedback – The Company employs an Executive Chairman, a Chief Executive Officer and a Chairman International (a founder and former Chairman and Chief Executive Officer of the Company). Feedback indicated the Company had three positions paid at the Chief Executive Officer level.

Response – In connection with the transition of management responsibilities to a new generation of leadership, the Company currently employs an Executive Chairman, a Chief Executive Officer and a Chairman International. During fiscal 2010, each of these three named executives received salaries, targeted short-term incentive compensation and targeted long-term incentive compensation totaling $7.4 million, $7.0 million and $7.2 million, respectively. During fiscal 2011, the Executive Chairman and Chief Executive Officer received salaries, short-term incentive compensation and long-term incentive compensation totaling $7.4 million and $7.1 million, respectively, while the Chairman International, as per his employment agreement, received a salary of $600,000 and a restricted stock and cash bonus grant consistent with those awarded to non-employee members of our Board of Directors. For fiscal 2012, the Executive Chairman and Chief Executive Officer will continue to receive salaries, short-term incentive compensation and long-term incentive compensation, with the Executive Chairman’s compensation package reduced by 30% as described above. Targeted total fiscal 2012 pay packages for the Executive Chairman and Chief Executive Officer are $5.2 million and $7.1 million, respectively, while the employment agreement for the Chairman International states that he will continue to receive a salary of $600,000 and long-term incentives comparable to those awarded to non-employee members of the Board of Directors until the expiration of his employment agreement in March 2013. As a result of these changes, the pay of the Executive Chairman is more closely aligned with pay normally associated with his role.

•	Feedback – A portion of the long-term incentive award during fiscal 2009, fiscal 2010 and fiscal 2011 was awarded in cash. The feedback was focused on the use of the cash portion of the award to pay related income taxes.

Response – The primary purpose of the award of cash, as disclosed in previously filed proxy materials, was to preserve the pool of shares available under the Company’s 2001 Incentive Plan. Following the approval of the 2011 Incentive Plan by the Company’s stockholders at the 2011 annual meeting of stockholders, the Company had over nine million shares available for grant and the concern about preserving the pool of shares available for grant was eliminated. The awards of long-term incentives to the Named Executive Officers in February 2012 consisted entirely of restricted stock, thereby eliminating any cash awards.

•	Feedback – During fiscal 2011, the Compensation Committee implemented a performance-based component to the long-term incentive awards for the Named Executive Officers such that 50% of the award was tied to performance to be measured after one-year, with the portion earned then vesting over three years. The feedback was that the one-year performance measure was not long-term in nature.

Response – In February 2012, the Compensation Committee awarded 50% of the long-term incentive award tied to performance, with one-half of the performance portion tied to a one-year performance measure tied to earnings per share and one-half tied to a three year performance measure tied to return on invested capital. The Compensation Committee believes that this modified long-term incentive compensation program combined with the Company’s strong stock ownership guidelines and annual bonus program creates an overall incentive program that maximizes both short-term and long-term performance and alignment with stockholders. In addition, the Compensation Committee awarded a special long-term award that would support retention of the Chief Executive Officer, President and Executive Vice President and Chief Financial Officer for three years while the Company progresses on its strategic initiatives. This grant is tied to a three-year performance target based on net income. As a result of these changes, 40%, 47% and 47% of targeted compensation of Messrs. Raines, Bartel and Lloyd, respectively, is now tied to three-year performance. The portion of overall compensation tied to performance (including the retention award) for the compensation plans awarded for fiscal 2012 for Messrs. Raines, Bartel and Lloyd represents 70%, 69% and 69%, respectively, of total targeted compensation, as compared to 57%, 50% and 50%, respectively, for fiscal 2011.

General

The Company’s executive officer compensation program is administered by the Compensation Committee of the Board of Directors. The program is based upon the following guiding principles:

1.	Total compensation provided by the Company to its executive officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2.	The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking.

3.	Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentives, in the form of annual cash bonuses, and a large portion of equity compensation for Named Executive Officers are tied to performance measures, and may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise.

4.	The overall value of the incentive and total compensation opportunities will be designed to be consistent with the level of the Company’s operational performance over time and the level of returns provided to stockholders.

The compensation program is designed to reward the executive officers for the dedication of their time, efforts, skills and business experience to the operations of the Company. The compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through salary and annual bonus and is measured by the Company’s operating earnings and growth, among other factors. Long-term performance is rewarded through restricted stock and, through fiscal 2011, cash awards, some of which are subject to performance measures tied to earnings.

The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and holding periods or claw-back provisions. The Compensation Committee and management also regularly review the Company’s compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Role of Compensation Consultants and Market Benchmarking

The Compensation Committee believes that an independent compensation consultant can play an essential role in the process of providing an impartial evaluation of compensation programs and practices and such consultants can and should provide independent recommendations and points of view to assist the Compensation Committee in developing effective recommendations and evaluating the Company’s pay practices. Therefore, when appropriate, the Compensation Committee will utilize an independent compensation consultant who will report to and take direction from the Compensation Committee. The consultant’s research and viewpoints then provide one of several necessary data points that will be used to determine the Compensation Committee’s specific compensation recommendations to the Board of Directors.

Fiscal 2010

In fiscal 2010, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to review the compensation programs in place for the Company’s executive officers. Pay Governance was engaged to perform the following on behalf of the Compensation Committee:

•	Review the Company’s existing executive compensation practices;

•	Assist in the evaluation of the Company’s historical peer group and make recommendations for potential changes;

•	Assist the Company in the design of long-term incentive strategies, including performance-based incentives;

•	Evaluate each key element of the existing compensation program and the total compensation program relative to the Company’s peers; and

•	Assist the Company in the development of the 2011 Incentive Plan.

Pay Governance was specifically engaged to complete the review of the executive compensation program for the Company’s Executive Chairman, Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, and Executive Vice President of GameStop International.

Significant research and effort was devoted by Pay Governance to establishing the Company’s peer group for fiscal 2011. The peer group used to benchmark compensation was recommended by Pay Governance and established by the Compensation Committee from the population of all other specialty retailers in the S&P 500. The Compensation Committee established this peer group after consideration of each potential peer’s revenue size, number of stores, number of employees, international scope, retail square footage, market value and a number of related measures. One of the considerations of the Compensation Committee was the non-subjective nature of using all of the companies in the S&P 500 specialty retail group as opposed to selecting specific companies to form a peer group. The S&P 500 specialty retail peer group of companies, at the time of the fiscal 2010 assessment, included Abercrombie & Fitch, AutoNation, AutoZone, Bed Bath & Beyond, Best Buy, CarMax, Gap, Home Depot, Limited Brands, Lowes, O’Reilly Automotive, Office Depot, RadioShack, Ross Stores, Staples, Tiffany & Co., TJX Companies and Urban Outfitters.

In performing its assessment of the Company’s executive compensation packages versus those of the peer group, Pay Governance considered proxy data for fiscal 2010 for the peer group. Positions within the Company for each of the executives were matched to the peer group based upon title and survey data. Elements of compensation which were analyzed included base salary, annual incentive bonus, targeted total annual cash compensation, long-term incentives and total compensation (cash and long-term incentives). The key elements of compensation were analyzed against the peer group both independently and collectively in order to determine in which percentile of the peer group the Company’s executive officers fell. The purpose of this engagement was to determine whether the Company’s total compensation plan and allocation of compensation between base salary, annual bonus and long-term incentives (primarily stock-based) were reasonable considering the Company’s peers and to determine whether the elements of the Company’s compensation program which were based on performance measures were reasonable considering the Company’s peers.

Fiscal 2011

In fiscal 2011, the Compensation Committee reengaged Pay Governance to advise the Compensation Committee on executive compensation matters. In fiscal 2011, Pay Governance was engaged to perform the following on behalf of the Compensation Committee:

•	Review the Company’s existing executive compensation practices;

•	Assist in the evaluation of the Company’s peer group and make recommendations for potential changes;

•	Assist the Company in the design of long-term incentive strategies, including performance-based incentives;

•	Evaluate each key element of the existing compensation program and the total compensation program relative to the Company’s peers;

•

Review the executive compensation program for the Company’s Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, and Executive Vice President of GameStop International;

•

Assist the Company in the evaluation and development of performance-based retention grants for the Company’s Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, and Executive Vice President of GameStop International;

•	Review the executive compensation program for the Company’s Executive Chairman in consideration of the continued transition of the role of the Company’s Executive Chairman; and

•	Review drafts of the proxy statement and provide comments on the Compensation Discussion and Analysis section and supporting tables.

For purposes of evaluating the fiscal 2012 compensation of our executive officers, the Compensation Committee believes, and Pay Governance concurs, that the S&P 500 specialty retail peer group continues to be a reasonable benchmark. Accordingly, no changes were made to the Company’s methodology for developing its peer group for purposes of evaluating executive compensation for fiscal 2012. Office Depot and RadioShack were removed from our peer group for purposes of evaluating executive compensation for fiscal 2012 because they were removed from the S&P 500 specialty retail group in 2011.

In performing its assessment of the Company’s executive compensation packages versus those of the peer group, Pay Governance considered proxy data for fiscal 2011 for the peer group. Positions within the Company for each of the executives were matched to the peer group based upon title and survey data. Elements of compensation which were analyzed included base salary, annual incentive bonus, targeted total annual cash compensation, long-term incentives and total compensation (cash and long-term incentives). The key elements of compensation were analyzed against the peer group both independently and collectively in order to determine in which percentile of the peer group the Company’s executive officers fell. The purpose of this engagement was to determine whether the Company’s total compensation plan and allocation of compensation between base salary, annual bonus and long-term incentives (primarily stock-based) were reasonable considering the Company’s peers and to determine whether the elements of the Company’s compensation program which were based on performance measures were reasonable considering the Company’s peers.

Cash compensation for each Named Executive Officer, consisting of base salary and annual bonus, and total compensation, including the value of long-term awards, were each targeted to rank between the 50th and the 75th percentile of the peer group based upon the assessment mentioned above.

Base salaries for the surveyed executives listed in the Summary Compensation Table, consisting of the positions of Chief Executive Officer, President and Executive Vice President and Chief Financial Officer, in fiscal 2011 averaged at the 38th percentile of the peer group. Annual bonuses for the surveyed executive positions in fiscal 2011 averaged at the 67th percentile for the peer group. Total annual cash compensation for the surveyed executive positions averaged at approximately the 53rd percentile of the peer group. Average long-term incentive compensation excluding the special retention grant compared at the 61st percentile of the peer group, and average total compensation excluding the special retention grant matched the 58th percentile of the peer group.

The Compensation Committee made adjustments to the compensation, bonus and awards for fiscal 2012 for the surveyed positions in order to balance the individual elements of compensation, where possible, and bring the total compensation in line with the targets. The changes made by the Compensation Committee to fiscal 2012 compensation for the surveyed positions were to increase the base salary of Tony D. Bartel, President, by 4% to $806,000 in recognition of additional responsibilities Mr. Bartel assumed for fiscal 2012 and to increase the base salary of Robert A. Lloyd, Executive Vice President and Chief Financial Officer, by 9.1% to $600,000 in recognition of additional responsibilities Mr. Lloyd assumed for fiscal 2012. Mr. Bartel assumed responsibility for the U.S. stores and for distribution in addition to his regular duties. Mr. Lloyd assumed responsibility for information technology in addition to his regular duties. The Compensation Committee also made adjustments to the compensation, bonus and awards for fiscal 2012 for the Executive Chairman position in recognition of the continued evolution of the role. The base salary of Daniel A. DeMatteo, Executive Chairman, was decreased by 28% to $900,000 and his long-term incentive grant was decreased 31.3% to a value of $2,500,000.

In light of the challenges facing the Company as detailed previously, the Compensation Committee created a special long-term award that would support retention of a highly talented and capable management team. At the same time, the Compensation Committee desired to create a program that also recognizes the importance of maintaining and improving the financial and operating performance of the business. The Compensation Committee and the Board recognize the critical role played by Messrs. Raines, Bartel and Lloyd in meeting the challenges described above. In recognition of these critical roles, the Compensation Committee approved a grant designed to retain Messrs. Raines, Bartel and Lloyd for the next three years. The value of the grant for each individual represents a multiple of three times their 2012 annual salary. The shares granted are subject to a performance target tied to 20% growth in net earnings in fiscal 2014 as measured against net earnings (excluding restructuring, impairment and debt retirement expenses) for fiscal 2011. These awards vest in their entirety following measurement of the performance against the target following fiscal 2014, including partial vesting for achievement of specified percentages of the target. Including these awards, the average long-term incentive compensation compared at the 83rd percentile of the peer group, and average total compensation matched the 85th percentile of the peer group.

Following these changes to fiscal 2012 compensation, base salaries for the surveyed executive positions averaged at the 40th percentile of the peer group. Annual bonuses for the surveyed executive positions targeted for fiscal 2012 averaged at the 72nd percentile for the peer group. Total targeted annual cash compensation for the surveyed executive positions averaged at approximately the 55th percentile of the peer group. Average long-term incentive compensation excluding the special retention grant compared at the 61st percentile of the peer group, and average total compensation excluding the special retention grant matched the 59th percentile of the peer group. Average long-term incentive compensation including the special retention grant compared at the 83rd percentile of the peer group, and average total compensation including the special retention grant matched the 85th percentile of the peer group. Although some of the compensation components fall outside of the targeted range, the Compensation Committee considers the compensation to be reasonable based on the length of service each executive has in their position, opportunity for growth and other factors. Excluding the special retention grant, none of the Named Executive Officers had total compensation in excess of the 74th percentile of the comparable position within the peer group.

Research by Pay Governance indicates that executive compensation tied to performance measures makes up approximately 55% to 65% of the total executive compensation package within the peer group. Prior to fiscal 2010, the Company historically had 33% or less of executive compensation tied to performance measures. For fiscal 2011, both management and the Compensation Committee sought to increase the percentage of overall compensation tied to performance to better align compensation with the interests of stockholders. Accordingly, the Compensation Committee targeted that between 50% to 67% of each of the Company’s Named Executive Officer’s total compensation should be tied to performance measures. Following the changes made by the Compensation Committee for fiscal 2012, excluding the special retention grant, 50% of the total compensation package for Messrs. Bartel and Lloyd, 57% of Mr. Raines’ total compensation package and 59% of Mr. DeMatteo’s total compensation package are tied to performance measures. Including the special retention grant, following the changes made by the Compensation Committee for fiscal 2012, 69% of the total compensation package for Messrs. Bartel and Lloyd, 70% of Mr. Raines’ total compensation package and 59% of Mr. DeMatteo’s total compensation package are tied to performance measures.

Key Elements of Compensation

The Company has entered into employment agreements with its Chief Executive Officer, Executive Chairman, President, Executive Vice President and Chief Financial Officer and Executive Vice President of GameStop International. These employment contracts cover the key elements of the Company’s executive compensation package, which consist of base salary, annual bonus and stock options or restricted stock, and cover severance and termination benefits. The Company also has an employment agreement with its Chairman International. These employment agreements and the Company’s policies with respect to each of the key elements of its executive compensation package are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and reviews the full compensation package afforded by the Company to its executive officers, including insurance and other benefits. The Compensation Committee makes its determinations after receiving and considering the recommendations of the Company’s Executive Chairman and Chief Executive Officer and after considering recommendations and research of the independent compensation consultant when such research has been performed. The Compensation Committee makes recommendations to the Board of Directors, which ultimately approves the executive compensation package for each year.

Base Salaries

A Named Executive Officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size, growth and operations.

Fiscal 2011 Salaries

The Compensation Committee met on February 1, 2011 to establish the base salaries for fiscal 2011 for Messrs. DeMatteo, Raines, Bartel and Lloyd. In setting the base salaries of these executive officers for fiscal 2011, the Compensation Committee considered the recommendations received from Pay Governance following its research, the results of the benchmarking against the peer group, the Company’s growth and significant expansion into digital businesses in fiscal 2010 and projections for fiscal 2011. The Compensation Committee also considered the recommendations of Mr. DeMatteo in setting the base salaries for Messrs. Raines, Bartel and Lloyd. The base salary for Mr. Fontaine was set at $600,000 according to the terms of his employment agreement.

The Board of Directors set salaries for fiscal 2011 for the Named Executive Officers as follows:

Executive Officer	Base Salary
Daniel A. DeMatteo	$1,250,000
J. Paul Raines	$1,030,000
Tony D. Bartel	$775,000
Robert A. Lloyd	$550,000

Fiscal 2012 Salaries

The Compensation Committee met on February 6, 2012 to establish the base salaries for fiscal 2012 for Messrs. DeMatteo, Raines, Bartel and Lloyd. In setting the base salaries of these executive officers for fiscal 2012, the Compensation Committee considered the recommendations received from Pay Governance following its research, the results of the benchmarking against the peer group, the Company’s growth and continued expansion into digital businesses in fiscal 2011, projections for fiscal 2012 and new responsibilities assumed by Messrs. Bartel and Lloyd. The Compensation Committee also considered the recommendations of Mr. DeMatteo in setting the base salaries for Messrs. Raines, Bartel and Lloyd. The base salary for Mr. Fontaine is set at $600,000 according to the terms of his employment agreement.

The Board of Directors set salaries for fiscal 2012 for the Named Executive Officers as follows:

Executive Officer	Base Salary
Daniel A. DeMatteo	$900,000	(1)
J. Paul Raines	$1,030,000
Tony D. Bartel	$806,000
Robert A. Lloyd	$600,000

(1)	Due to the continued transition of Mr. DeMatteo’s role as Executive Chairman, the Compensation Committee made the decision on February 7, 2012 to reduce the minimum annual salary for Mr. DeMatteo to $900,000 for fiscal 2012 through the end of the term of his amended employment agreement. Mr. DeMatteo agreed to the reduction in his salary given the continued transition of his role.

Annual Bonuses

General

In addition to a base salary, each Named Executive Officer is eligible for a performance-based annual cash bonus. The Company has chosen to include performance-based annual bonuses as an element in the current compensation plan as they are an accepted and expected part of most compensation plans for executives and serve to motivate individual and team performance in attaining business objectives and maximizing stockholder value.

Bonuses for the Named Executive Officers of the Company are based upon the criteria used in, and are calculated in accordance with, the Supplemental Compensation Plan. Messrs. DeMatteo, Raines, Bartel and Lloyd are the Named Executive Officers of the Company currently participating in the Supplemental Compensation Plan.

The Supplemental Compensation Plan provides that participating executive officers are entitled to a cash bonus in an amount equal to a percentage of their base salary which is pre-determined for each participating executive officer by the Compensation Committee, with input from the Executive Chairman and Chief Executive Officer, for each fiscal year. The purpose of the Supplemental Compensation Plan is to permit the Company, through awards of annual incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to attract and retain management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, industry, loyalty and exceptional service.

The bonus amount is calculated after each fiscal year in accordance with a sliding scale formula based on the extent to which a pre-established performance target is attained. In general, not later than 60 days after the start of each fiscal year of the Company (and before 25% of the relevant period of service has elapsed), the Compensation Committee establishes in writing a performance target for each participating executive officer (the “Target”). Targets are typically based on budgeted operating earnings for the fiscal year. Operating earnings are generally budgeted each year based on an increase in the actual operating earnings achieved during the previous year in order to challenge the executive officers of the Company to increase revenues, control costs and find operating efficiencies and to demonstrate earnings growth. Consideration may be given in any year to investments the Company may make in its strategic initiatives in order to better prepare the Company for its long-term future and the impact these investments have on operating earnings. Because the Target contains revenue and gross profit projections that are higher than the results attained in the previous year and because the Target is established in the first 60 days of the year, the attainment of the Target is substantially uncertain at the time the Target is established. The establishment of the Target as a measure of operating earnings for the executive officers who participate in the Supplemental Compensation Plan considers the importance of their individual roles in the overall performance and results of the Company. Individual objectives and performance are considered in the establishment of the individual pre-determined percentage of base salary for which each of the executive officers is eligible (as discussed further below). Stock price performance has not been a factor in determining Targets because the price of the Common Stock is subject to a variety of factors outside of the Company’s control.

For purposes of determining performance results against the pre-established target, the Compensation Committee, at its discretion and as provided for under the terms of the Supplemental Compensation Plan, may make certain adjustments to actual performance results, including amounts defined under accounting principles generally accepted in the United States of America (“GAAP”). The Compensation Committee provides for certain adjustments when it believes the adjustments provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. Actual performance results may be adjusted to eliminate the effects of, among other things, asset impairments and restructuring charges, acquisitions, debt retirement expenses, foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates.

Each participating executive officer is entitled to receive a cash bonus in the amount of their pre-determined percentage of base salary (the “Target Bonus”) as follows:

If the Fiscal Year Results are:	Then the Percentage of the Target Bonus Received is:
Less than 85% of Target	None
85% or more but less than 90% of Target	50%
90% or more but less than 100% of Target	75%
100% or more but less than 110% of Target	100%
110% or more but less than 125% of Target	110%
125% or more of Target	125%

The use of the scale detailed above ties the payment of short-term incentives to performance and subjects the participating executive officers to a substantial risk of non-payment if the performance targets are not achieved.

The Supplemental Compensation Plan limits the maximum cash bonus payable to any participating executive officer to $3,500,000 with respect to any fiscal year. No bonuses are paid until the Compensation Committee certifies the extent to which the Target has been attained. Under the terms of the Supplemental Compensation Plan, the Compensation Committee has no authority to increase the amount of a bonus that would be due upon the attainment of the Target.

Fiscal 2011 Bonuses

Target Bonuses for fiscal 2011 for the bonus-eligible Named Executive Officers below were as follows:

Executive Officer	Percentage of Base Salary
Daniel A. DeMatteo	200%
J. Paul Raines	200%
Tony D. Bartel	100%
Robert A. Lloyd	100%

The Compensation Committee determined that the Company had met 96% of the threshold performance goal, which was operating earnings of $677,000,000 for fiscal 2011, and therefore 75% of the individual target was paid to each of the bonus-eligible Named Executive Officers. In determining performance results against the pre-established operating earnings target, the Compensation Committee provided for certain adjustments to actual performance results to eliminate the effects of certain asset impairments and restructuring charges, acquisitions and certain foreign currency changes. The Compensation Committee, with the approval of the Board, made the adjustments to GAAP operating earnings because the Compensation Committee believed the adjustments provided a performance measure that best represented actual fiscal 2011 performance results that were within the executives’ sphere of control and accountability. The Company also used this adjusted operating earnings measure for its broader-based management incentive plan. The following bonuses were paid for fiscal 2011:

Executive Officer	Bonus Amount
Daniel A. DeMatteo	$1,875,000
J. Paul Raines	$1,545,000
Tony D. Bartel	$581,250
Robert A. Lloyd	$412,500

Fiscal 2012 Bonus Targets

Target Bonuses for fiscal 2012 for the Named Executive Officers are as follows:

Executive Officer	Percentage of Base Salary
Daniel A. DeMatteo	200%
J. Paul Raines	200%
Tony D. Bartel	100%
Robert A. Lloyd	100%

Target bonuses for fiscal 2012 are based on achievement of operating earnings. The operating earnings target set by the Compensation Committee demonstrates at least six percent growth over the operating earnings amount (excluding restructuring, impairment and debt retirement expenses) for fiscal 2011.

Under the terms of his employment agreement, Mr. Fontaine, Chairman International, was not entitled to a bonus for fiscal 2011 or fiscal 2012.

Long-Term Incentive Awards

The Company chooses to grant long-term incentive awards to Named Executive Officers, currently in the form of restricted stock, to align the interests of the executive officers with the interests of the Company’s stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. Grants of long-term awards are made to executive officers, members of the Board of Directors and all other eligible full-time employees. In the past, the Company had granted a combination of restricted shares and cash due to limitations on the amount of shares available to grant under the 2001 Incentive Plan. The 2011 Incentive Plan was approved by stockholders at the annual stockholder meeting in June 2011 which provides adequate shares for the Company to return to granting restricted shares as its long-term incentive award and eliminates the need to also grant cash to Named Executive Officers.

The equity component of long-term incentive awards made subsequent to February 2011 is made under the provisions of the 2011 Incentive Plan, which provides for the grant of options to purchase shares of Common Stock, the grant of stock appreciation rights, the grant of restricted stock awards and the grant of other share-based awards, subject to limitation. The equity component of long-term incentive awards made through February 2011 was made under the provisions of the 2001 Incentive Plan. To date, only restricted shares have been granted under the 2011 Incentive Plan. Only options and restricted shares were granted under the 2001 Incentive Plan.

Performance-Based Restricted Stock

Beginning in February 2011, fifty percent of the grants of long-term incentive awards made to participating Named Executive Officers are tied to achievement of performance measures. These awards vest according to the terms of the award agreements, subject to the final determination of actual performance results as determined by the Compensation Committee and ratified by the full Board. Each participating Named Executive Officer is entitled to receive the target awards according to the following performance achievement scale:

If the Performance Period Results are:	Then the Percentage of the Target Award Received is:
Less than 85% of Target	None
85% or more but less than 90% of Target	Scaled between 50% and 70%
90% or more but less than 100% of Target	Scaled between 75% and 97.5%
100% or more but less than 110% of Target	Scaled between 100% and 122.5%
110% or more but less than 115% of Target	Scaled between 125% and 145%
115% or more of Target	150%

For purposes of determining performance results against a pre-established target, the Compensation Committee, at its discretion and as provided for under the terms of the 2011 Incentive Plan and the 2001 Incentive Plan, may make certain adjustments to actual performance results, including amounts defined under GAAP. The Compensation Committee provides for certain adjustments when it believes the adjustments provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. Actual performance results may be adjusted to eliminate the effects of, among other things, asset impairments and restructuring charges, acquisitions, debt retirement expenses, foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates.

Role of Compensation Committee in Grants

The Compensation Committee of the Board of Directors has the responsibility to recommend long-term incentive awards and administer the 2011 Incentive Plan and is therefore responsible for authorizing all grants under that plan. Since February 2007, the Compensation Committee has granted restricted stock awards, rather than stock options, to the Company’s executives and non-employee members of the Board. In determining annual restricted stock grants to executive officers, the Compensation Committee, along with executive management, bases its decision on the individual’s performance and potential to improve stockholder value. Some factors used in determining the number of shares granted to the Named Executive Officers include the financial performance of the Company over the preceding fiscal year, the historical amount of shares granted to each Named Executive Officer, the current share price which affects the overall value of the grant, the amount of shares available to be granted under our 2011 Incentive Plan and the results of reviews, surveys or other information from compensation consultants, if any.

The Compensation Committee also considers the recommendations of the Executive Chairman and the Chief Executive Officer in granting awards to executive officers and employees other than the Executive Chairman and the Chief Executive Officer. The Compensation Committee relies upon the Chief Financial Officer for the day-to-day administration and recordkeeping of the 2011 Incentive Plan and the 2001 Incentive Plan.

Role of Executive Officers in Grants

The Executive Chairman and the Chief Executive Officer are responsible for recommending the grant of long-term awards to all executive officers and all other eligible full-time employees other than themselves. The Executive Chairman is responsible for recommending the grant of long-term awards to the Chief Executive Officer. The Chief Financial Officer assists the Executive Chairman and the Chief Executive Officer in this process by preparing a list of eligible employees and recommended awards for all eligible employees. Consideration is given to each individual’s employment standing and those employees subject to possible termination are not deemed to be eligible. Recommended amounts are based on previous grants, individual performance and responsibilities and the individual’s contributions toward increasing stockholder value. As mentioned above, the Chief Financial Officer is also responsible, under the direction of the Compensation Committee, for the day-to-day administration of the outstanding awards and the related recordkeeping.

Timing of Grants

Awards have historically been granted to executive officers and eligible full-time employees once per year. The Compensation Committee has typically met annually within the first 15 days after the start of the new fiscal year to approve the annual grant of long-term incentive awards. The Compensation Committee meets on the same date as the regularly scheduled meeting of the Board of Directors for the first quarter. The date of these Compensation Committee and Board of Directors meetings is set by the fourth quarter of the previous fiscal year. The Board of Directors and the Compensation Committee formalized the historical practice in a policy whereby the annual awards to Directors, executive officers and eligible full-time employees will be approved at the first quarter’s meeting of the Compensation Committee. Grants also occasionally occur to newly hired or promoted executives. When a grant is made for a newly hired or promoted executive, it is approved by the Compensation Committee with a grant date of the date on which the executive starts his or her employment or assumes his or her new role with the Company.

There is no effort to time the meeting and the related approval of awards with the release of material non-public information. The Board of Directors and the Compensation Committee typically hold their first quarter meetings in early February. There are typically no releases of material non-public information by the Company until the latter half of March when the announcement of the earnings for the previous fiscal year is completed. The timing of grants for newly hired or promoted executives is not timed in coordination with the release of material non-public information. The Company does not grant awards based on the pending release of material non-public information and the Company does not release material non-public information for the purpose of affecting the value of executive compensation.

Pricing of Grants

Under the terms of the 2011 Incentive Plan, stock options are granted with an exercise price equal to the closing price of the Common Stock reported on the NYSE as of the date of the grant or as of the most recently preceding trading day if the date of grant is not an NYSE trading day, subject to the approval of the grant by the Compensation Committee.

2011 Grants

The Compensation Committee met on February 1, 2011 and, upon ratification by the Board on February 2, 2011, granted restricted stock and related cash bonuses for fiscal 2011 based on the performance in fiscal 2010 of the Named Executive Officers and other eligible employees. Cash bonuses were awarded in addition to restricted shares for fiscal 2011 due to the limited pool of shares remaining to be issued under the 2001 Incentive Plan. To determine the amount of restricted stock and related cash bonuses to grant to each Named Executive Officer, the Compensation Committee considered, among other things, the Company’s overall performance, each Named Executive Officer’s individual contributions to the Company’s overall performance, including individual contributions toward achievement of strategic objectives, and comparisons of long-term incentives and total compensation of similar positions within the Company’s peer group. The Company performance that received the most significant consideration included the following:

•	Launched PowerUp Rewards, a new customer loyalty program, throughout the U.S. and enrolled over six million members;

•	Developed the technology to sell digitally distributed add-on content from both Sony and Microsoft and launched the sale of add-on downloadable content in all U.S. stores;

•	Completed the acquisition of Kongregate, Inc., an online gaming site with over 30,000 free-to-play games and over 13 million unique visitors per month;

•	Increased revenues by 4.4%;

•	Increased operating earnings by 4.0%, which was 97% of the targeted operating earnings for fiscal 2010;

•	Grew net income by 8.1% and earnings per share by 17.8%; and

•	Repurchased $381 million in shares of its Common Stock and retired $200 million of its debt.

Additionally, the Company’s share price increased from $19.77 at the close of the last trading day of fiscal 2009 to $20.98 at the close of the last trading day of fiscal 2010, an increase of 6.1%.

Taking these factors into consideration, the Compensation Committee awarded the Named Executive Officers restricted stock and cash bonuses as follows:

Executive Officer	Time-Vested Grant (1)	Performance Grant – EPS (2)	Total Shares Awarded	Value of Restricted Stock Awarded (3)	Cash Bonus Award	Total Targeted Award Value
Daniel A. DeMatteo	22,500	22,500	45,000	$938,250	$2,700,000	$3,638,250
J. Paul Raines	25,000	25,000	50,000	$1,042,500	$3,000,000	$4,042,500
Tony D. Bartel	15,000	15,000	30,000	$625,500	$1,800,000	$2,425,500
Robert A. Lloyd	10,500	10,500	21,000	$437,850	$1,260,000	$1,697,850

(1)	Shares granted were Common Stock, vesting in equal installments on February 2nd of each of the years 2012 through 2014, subject to continued service to the Company.

(2)

Shares granted were Common Stock, subject to a performance target tied to earnings per share with such target measured following the completion of fiscal 2011. Based on performance, 95% of the awarded shares were earned, with the earned shares to be vested in equal annual installments on February 2nd of each of the years 2012 through 2014, subject to continued service to the Company.

(3)	The value of stock-denominated awards is based on a stock price of approximately $20.85 per share of Common Stock.

The 2011 long-term incentive awards were targeted to have similar values as the 2010 long-term incentive awards. Due to the limited number of shares available under the 2001 Incentive Plan, the grant of restricted stock awards to the Named Executive Officers above and other recipients of the restricted share grant were approximately half of the number of shares granted in February 2010. In order to grant each recipient a long-term incentive award with an overall value similar to the grant in February 2010, the Board approved cash bonuses to Messrs. DeMatteo, Raines, Bartel and Lloyd, as well as other recipients of the restricted share grant described above payable only if and to the extent such restricted shares vest. The overall value of the long-term incentive awards to the Named Executive Officers compared to the 50th percentile of the Company’s peer group.

Fifty percent of each of the above long-term awards made to Named Executive Officers was tied to achievement of performance measures. The performance target for each recipient was earnings per share for fiscal 2011 and the establishment of the target reflected growth in earnings per share from the fiscal 2010 results. Each participating executive officer was entitled to receive the target awards in accordance with the performance achievement scale above. The Compensation Committee determined that the Company had met 98% of the threshold performance goal, which was earnings per share of $2.89 for fiscal 2011, and therefore 95% of the individual target was paid to each of the Named Executive Officers. In determining performance results against the pre-established earnings per share target, the Compensation Committee provided for certain adjustments to actual performance results to eliminate the effects of certain asset impairments and restructuring charges, acquisitions, debt retirement expenses, certain foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates. The Compensation Committee made the adjustments to GAAP earnings per share because the Compensation Committee believed the adjustments provided a performance measure that best represented actual fiscal 2011 performance results that were within the executives’ sphere of control and accountability.

In addition, each non-employee member of the Board of Directors, as well as R. Richard Fontaine, Chairman International, was awarded a restricted stock grant of 3,060 shares of Common Stock and a cash bonus grant of $183,600. Each of these grants vest in equal annual installments over three years, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances.

2012 Grants

The Compensation Committee met on February 6, 2012 and, upon ratification by the Board on February 7, 2012, granted restricted stock for fiscal 2012 based on the performance in fiscal 2011 of the Named Executive Officers and other eligible employees. To determine the amount of restricted stock to grant to each Named Executive Officer, the Compensation Committee considered, among other things, the Company’s overall performance, each Named Executive Officer’s individual contributions to the Company’s overall performance, including individual contributions toward achievement of strategic objectives, and comparisons of long-term incentives and total compensation of similar positions within the Company’s peer group. The Company performance that received the most significant consideration is discussed in detail in the “Executive Summary” section of Compensation Discussion and Analysis. Taking these factors into consideration, the Compensation Committee awarded the Named Executive Officers restricted stock as follows:

Executive Officer	Time-Vested Grant (1)	Performance Grant – EPS (2)	Performance Grant – ROIC (3)	Total Shares of Restricted Stock Awarded	Total Targeted Award Value (4)
Daniel A. DeMatteo	53,400	26,700	26,700	106,800	$2,500,000
J. Paul Raines	85,200	42,600	42,600	170,400	4,000,000
Tony D. Bartel	51,000	25,500	25,500	102,000	2,400,000
Robert A. Lloyd	36,000	18,000	18,000	72,000	1,700,000

(1)	Shares granted are Common Stock, vesting in equal installments on February 7th of each of the years 2013 through 2015, subject to continued service to the Company.

(2)

Shares granted are Common Stock, subject to a performance target tied to achieving an 8% increase in earnings per share (on a constant share count basis) with such target to be measured following the completion of fiscal 2012. The earned shares will be vested, subject to and following completion of the audited financial statements for fiscal 2012, in equal annual installments on February 7th of each of the years 2013 through 2015, subject to continued service to the Company.

(3)	Shares granted are Common Stock, subject to a three-year performance target tied to achieving a return on invested capital of 17% with such target to be measured following the completion of fiscal 2014. The earned shares will be vested subject to and following completion of the audited financial statements for fiscal 2014, but no earlier than February 7, 2015.

(4)	The value of stock-denominated awards is based on a stock price of approximately $23.50 per share of Common Stock.

In addition, each non-employee member of the Board of Directors, as well as R. Richard Fontaine, Chairman International, was awarded a restricted stock grant of 4,800 shares of Common Stock and a cash bonus grant of $112,500 vesting in equal installments on February 7th of each of the years 2013 through 2015, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances.

Discretionary Awards

In certain circumstances, the Compensation Committee may approve discretionary awards in order to retain key executives or recognize efforts that are beyond the normal requirements of their assigned duties. No such awards were granted in fiscal 2009, fiscal 2010 or fiscal 2011.

For fiscal 2012, in light of the challenges facing the Company as detailed previously, the Compensation Committee created a special long-term award that would support retention of a highly talented and capable management team. At the same time, the Compensation Committee desired to create a program that also recognizes the importance of maintaining and improving the financial and operating performance of the business. The Compensation Committee and the Board recognize the critical role played by Messrs. Raines, Bartel and Lloyd in meeting the challenges described above in the “Executive Summary” section of Compensation Discussion and Analysis. In recognition of these critical roles, the Compensation Committee approved a grant designed to retain Messrs. Raines, Bartel and Lloyd for the next three years. The value of the grant for each individual represents a multiple of three times their 2012 annual salary. The shares granted are subject to a performance target tied to the 20% growth in net earnings in fiscal 2014 as measured against net earnings (excluding restructuring, impairment and debt retirement expenses) for fiscal 2011. The Compensation Committee selected net earnings as a performance measure because it believes it is an appropriate measure of long-term stockholder value creation. These awards vest in their entirety following measurement of the performance against the target following fiscal 2014 according to the following performance achievement scale:

If the Performance Period Results are:	Then the Percentage of the Target Award Received is:
Less than 50% of Target	None
50% or more but less than 100% of Target	Scaled between 50% and 100%
100% or more of Target	100%

In developing the targeted net earnings and the related performance achievement scale, the Compensation Committee sought to create an award that balanced the objective of retaining Messrs. Raines, Bartel and Lloyd for the next three years while also incentivizing long-term growth in net earnings. The targeted net earnings growth is tied to a very challenging but achievable three-year plan. The performance target was designed to be challenging while recognizing certain uncertainties including, but not limited to, the difficult global economic climate and the timing of the release of next-generation gaming platforms. To reduce the windfall that could be created by the release of next-generation gaming platforms earlier than anticipated in the three-year plan, the maximum award achievement was capped at 100%.

The Compensation Committee granted the special retention awards to the participating Named Executive Officers as follows:

Executive Officer	Total Shares Awarded (1)	Total Award Value (2)
J. Paul Raines	131,500	$3,090,000
Tony D. Bartel	102,900	$2,418,000
Robert A. Lloyd	76,600	$1,800,000

(1)	Shares granted are Common Stock, subject to a three-year performance target tied to achieving 20% growth in net earnings in fiscal 2014 over the amount achieved in fiscal 2011. The earned shares will be vested following completion of the audited financial statements for fiscal 2014, but no earlier than February 7, 2015.

(2)	The value of stock-denominated awards is based on a stock price of approximately $23.50 per share of Common Stock.

Severance/Change in Control Benefits

Each of Messrs. DeMatteo, Fontaine, Raines, Bartel and Lloyd has employment agreements as described in “Employment Agreements” below. Pursuant to these agreements, each executive’s employment may be terminated upon death or disability, by GameStop with or without cause (as defined) or by the executive within twelve months of a good reason event. If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment.

Termination with cause is defined under the terms of each of the employment agreements and includes any of the following: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct that results in a material and demonstrable damage to the business or reputation of the Company; (iii) breach by the executive of any of the covenants contained in certain sections of his employment agreement; or (iv) willful refusal by the executive to perform his obligations under his employment agreement or the lawful direction of the Board that is not the result of executive’s death, disability, physical incapacity or the executive’s termination of his employment agreement, and that is not corrected. Additionally, under the terms of each of the employment agreements, the executive is required not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, the Company and to abide by the Company’s Code of Ethics and Code of Ethics for Senior Financial and Executive Officers.

A good reason event is defined as a material diminution in the executive’s compensation, authority, duties or responsibilities, or a relocation of at least 50 miles. Prior to February 9, 2011, the employment agreements included, among other things, a severance arrangement if the executive’s employment was terminated by GameStop without cause, by the executive by the “CIC Termination Date” (as defined) following a change in control (as defined) or by the executive for good reason, which provided each executive with his base salary through the term of the agreement, plus the average of the last three annual bonuses, with a one year minimum, plus the continuation of medical benefits for up to 18 months. Each of the employment agreements was amended on February 9, 2011 and the change in control provisions providing for payment of salary, bonuses and medical benefits were removed.

The triggering events which would result in the payment of the severance amounts described above were selected because they provide employees with a guaranteed level of financial protection upon loss of employment and were considered competitive with severance provisions being offered at that time. The change in control provisions were removed as such provisions are no longer viewed as a favorable pay practice.

The estimated minimum payments upon termination for each of the Named Executive Officers are detailed in the table of Potential Payments upon Termination or Change in Control below. Severance payments due to a Named Executive Officer may be due either in installments or in a lump sum, to be negotiated between the Company and the executive.

Employment Agreements

GameStop has entered into employment agreements with Messrs. DeMatteo, Fontaine, Raines, Bartel and Lloyd. The terms of the employment agreements with Messrs. DeMatteo and Fontaine commenced on April 11, 2005 and were renewed in April 2010 with expiration dates of March 3, 2013. The term of the employment agreement for Mr. Raines commenced on September 7, 2008 and was amended on June 2, 2010 with an expiration date of June 2, 2013. The term of the employment agreement for Mr. Bartel commenced on October 24, 2008 and was amended on June 2, 2010 with an expiration date of June 2, 2013. The term of the employment agreement for Mr. Lloyd commenced on June 2, 2010 and continues for a period of three years thereafter. Each of these employment agreements contained provisions for automatic renewals for one-year periods; however, these provisions were removed when the agreements were amended on February 9, 2011.

Each executive shall be entitled to all benefits afforded to key management personnel or as determined by the Board of Directors of GameStop, including, but not limited to, restricted stock and stock option benefits, insurance programs, pension plans, vacation, sick leave, expense accounts and retirement benefits. Each executive is also restricted from competing with GameStop for the later of the expiration of the term of the agreement or at least two years after termination of employment, unless the contract is terminated by GameStop without cause (as defined) or by the executive for good reason (as defined).

On April 5, 2010, the Company entered into amendments to the employment agreements for Messrs. Fontaine and DeMatteo. The amendment to Mr. Fontaine’s agreement provided that Mr. Fontaine would continue as Executive Chairman of the Company until March 26, 2011 at his current annual salary of $1,200,000. Effective March 27, 2011 through March 3, 2013, Mr. Fontaine would become Chairman International of the Company at an annual salary of $600,000. Mr. Fontaine’s employment will cease effective March 3, 2013. The amendment to Mr. DeMatteo’s employment agreement provided that the term of his employment shall continue through March 3, 2013 with a minimum annual salary of $1,250,000. However, due to the continued transition of Mr. DeMatteo’s role as Executive Chairman, the Compensation Committee made the decision on February 6, 2012 to reduce the minimum annual salary for Mr. DeMatteo to $900,000 for fiscal 2012 through the end of the term of his amended employment agreement. Mr. DeMatteo agreed to the reduction in his salary given the continued transition of his role.

On June 2, 2010, the Company entered into amendments to the employment agreements for Messrs. DeMatteo, Fontaine, Raines and Bartel. The amendment to Mr. DeMatteo’s employment agreement provided that he would immediately assume the role of Executive Chairman with all other terms of the amendment to his employment agreement of April 5, 2010 still in effect. The amendment to Mr. Fontaine’s agreement provided that Mr. Fontaine would immediately assume the role of Chairman International of the Company with all other terms of the amendment to his employment agreement of April 5, 2010 still in effect. The amendment to Mr. Raines’ employment agreement provided that he would immediately assume the role of Chief Executive Officer with a minimum annual salary of $1,000,000 and the term of his employment shall continue from the date of the amendment for a period of three years. The amendment to Mr. Bartel’s employment agreement provided that he would immediately assume the role of President with a minimum annual salary of $750,000 and the term of his employment shall continue from the date of the amendment for a period of three years.

On February 9, 2011, the Company entered into amendments to the employment agreements for Messrs. DeMatteo, Raines, Bartel and Lloyd. The amendments to each of these contracts removed the change in control provisions and the automatic renewal provisions that were in the original employment agreements. On the same date, the Company entered into an amendment to the employment agreement of Mr. Fontaine to remove the change in control provision that was in his original employment agreement. Mr. Fontaine’s employment agreement (as amended) did not contain an automatic renewal provision.

For a description of change in control and severance benefits included in the employment agreements, see “Severance/Change in Control Benefits” above.

Other Considerations

Relationship Among the Different Components of Compensation

In order to ensure that the Named Executive Officers are held accountable for the Company’s performance and changes in stockholder value, management and the Compensation Committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasingly higher levels of responsibility, and the portion attributable to variable, performance-based elements increases. Excluding the special retention grant, the portions of the total compensation for Messrs. DeMatteo, Raines, Bartel and Lloyd that are attributable to performance-based measures are 59%, 57%, 50% and 50%, respectively. Including the special retention grant, the portions of the total compensation for Messrs. DeMatteo, Raines, Bartel and Lloyd that are attributable to performance-based measures are 59%, 70%, 69% and 69%, respectively.

Stock Ownership

Effective February 2, 2011, the Company adopted a stock ownership policy which requires its Named Executive Officers and Directors to be stockholders in the Company. The Compensation Committee believes that ownership of stock of the Company that is material to the income of the individuals involved is sufficient to provide the required incentive to such officers and Directors and align their interests with the interests of the Company’s stockholders. For a description of the stock ownership policy, see “Equity Ownership Policy” above.

Recovery of Awards

Effective February 2, 2011, the Company adopted a formal claw-back policy to recover past compensation awards from executive officers in the event of fraud or a restatement. For a description of the claw-back policy, see “Claw-back Policy” above. The Company has not historically had any restatements or adjustments of this nature.

Anti-Hedging

Effective February 2, 2011, the Company adopted a formal anti-hedging policy prohibiting its employees and Directors from entering into any form of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments to protect against a loss in value of Common Stock. For a description of the anti-hedging policy, see “Anti-Hedging Policy” above.

Retirement Benefits

Each of the Company’s executive officers is entitled to participate in the Company’s defined contribution 401(k) plan on the same basis as all other eligible employees. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Service (“IRS”), the contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($16,500 for 2011). Our executive officers are subject to these limitations and therefore the Company does not consider its retirement benefits to be a material portion of the compensation program for our executive officers.

Perquisites

The Company does not have a formal program providing perquisites to its executive officers. Messrs. DeMatteo, Fontaine, Raines, Bartel and Lloyd are eligible to use the Company plane for personal use. Messrs. DeMatteo and Fontaine occasionally use the plane for personal use and reimburse the Company for costs in accordance with IRS guidelines. Amounts disclosed in the “All Other Compensation” column of the Summary Compensation Table for the personal use of the Company plane represent actual incremental costs to operate the plane in excess of the amounts reimbursed in accordance with IRS guidelines. In addition, under the terms of his employment contract, Mr. Raines received reimbursement of relocation costs which were calculated using the actual costs incurred. The relocation costs are included in the Summary Compensation Table under the “All Other Compensation” column. None of the Named Executive Officers receives any other compensation or benefits which would be defined as perquisites.

Tax and Accounting Implications

Impact of Section 162(m) of the Internal Revenue Code

The Compensation Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other most highly-compensated officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the determining committee certifies that the performance goals were met. Because it is in the best interests of the Company to qualify to the maximum extent possible the compensation of its executives for deductibility under applicable tax laws, the Company obtained stockholder approval for the Supplemental Compensation Plan and the 2011 Incentive Plan, both of which provide for the payment of compensation in compliance with the above guidelines. The Supplemental Compensation Plan was amended and restated at the 2008 annual meeting of stockholders to increase the maximum amount of cash bonus payable under the Supplemental Compensation Plan to $3,500,000.

Accounting for Stock-Based Compensation

The Company records share-based compensation expense in earnings based on the grant-date fair value of options or restricted stock granted in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation–Stock Compensation (“FASB ASC Topic 718”).

Executive Compensation

The following table (the “Summary Compensation Table”) sets forth the compensation earned during the fiscal years indicated by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

Summary Compensation Table
Name and Principal Position	Year (1)		Salary ($)(2)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Daniel A. DeMatteo	2011		$1,250,000	$2,254,000	(5)	$938,250	—	$1,875,000	—	$77,913	(6)	$6,395,163
Executive Chairman	2010		1,250,000	1,354,000	(5)	1,828,800	—	1,875,000	—	40,630	(6)	6,348,430
	2009		1,246,154	754,000	(5)	2,263,740	—	—	—	49,259	(6)	4,313,153

R. Richard Fontaine	2011		715,385	1,415,200	(5)	63,801	—	—	—	19,689	(7)	2,214,075
Chairman International	2010		1,200,000	1,354,000	(5)	1,828,800	—	1,800,000	—	15,477	(7)	6,198,277
	2009		1,200,000	754,000	(5)	2,263,740	—	—	—	27,843	(7)	4,245,583

J. Paul Raines	2011		1,027,692	2,254,445	(8)	1,042,500	—	1,545,000	—	5,743	(8)	5,875,380
CEO	2010		979,038	1,393,333	(8)	1,645,920	—	1,250,000	—	3,660	(8)	5,271,951
	2009		918,462	853,333	(8)	1,561,200	—	—	—	32,911	(8)	3,365,906

Tony D. Bartel	2011		773,077	1,260,000	(5)	625,500	—	581,250	—	10,966	(9)	3,250,793
President	2010		689,308	660,000	(5)	1,219,200	—	562,500	—	9,295	(9)	3,140,303
	2009		492,308	260,000	(5)	780,600	—	—	—	11,190	(9)	1,544,098

Robert A. Lloyd	2011		546,154	785,433	(5)	437,850	—	412,500	—	6,940	(10)	2,188,877
Executive VP and	2010	(10)	454,346	280,422	(5)	911,404	—	312,500	—	9,946	(10)	1,968,618
CFO	2009		328,846	62,400	(5)	187,344	—	82,500	—	10,886	(10)	671,976

(1)	Reflects fiscal 2011, fiscal 2010 and fiscal 2009.

(2)	Reflects salary paid for fiscal 2011, fiscal 2010 and fiscal 2009, each of which consisted of 52 weeks.

(3)	Reflects the grant date fair value for the designated fiscal years for the restricted stock awards in accordance with FASB ASC Topic 718 based on the Common Stock price on the date of grant. Grants of restricted stock vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company. The assumptions used by the Company in calculating the grant date fair value are incorporated herein by reference to Note 14 to the Company’s consolidated financial statements in its Form 10-K filed March 27, 2012.

(4)	For fiscal 2011, reflects incentive-based bonuses earned in fiscal 2011 but paid in March 2012. For fiscal 2010, reflects incentive-based bonuses earned in fiscal 2010 but paid in March 2011. For fiscal 2009, reflects incentive-based bonuses earned in fiscal 2009 but paid in March 2010.

(5)

Reflects bonuses awarded along with the fiscal 2011, fiscal 2010 and fiscal 2009 grants of restricted stock awards. The amounts reflected represent the amount of the bonuses charged to selling, general and administrative expenses in the Company’s consolidated statements of operations in accordance with GAAP related to the cash value of the cash bonuses that were awarded simultaneously with the grants of restricted stock awards. Each recipient of a cash bonus award receives the right to an amount of cash consideration that is fixed on the award date and vests ratably over a three-year service period. The Company recognizes the associated expense on a straight-line basis over the three-year period in which the services are performed. The amount reflected for fiscal 2011 includes the expense related to the cash bonus earned for the fiscal 2011, fiscal 2010 and fiscal 2009 cash bonus awards based on continued service provided by the Named Executive Officer during fiscal 2011. For example, the fiscal 2011 amount of $2,254,000 for

Mr. DeMatteo is comprised of $900,000 related to his fiscal 2011 grant (or one-third of the $2,700,000 total cash bonus award for fiscal 2011), $600,000 related to his fiscal 2010 grant (or one-third of the $1,800,000 total cash bonus award for fiscal 2010) and $754,000 related to his fiscal 2009 grant (or one-third of the $2,262,000 total cash bonus award for fiscal 2009).

(6)	Includes contributions under our 401(k) plan, payments for life and disability insurance coverage and a wellness credit, none of which exceeded $10,000 for fiscal 2011, fiscal 2010 or fiscal 2009. Also includes perquisites and personal benefits paid to Mr. DeMatteo, which totaled $71,057, $36,143 and $42,456 for fiscal 2011, fiscal 2010 and fiscal 2009, respectively, and consisted solely of the value of his personal use of the Company plane. The value of the personal use of the Company plane was calculated as the excess of the portion of the incremental costs to operate the aircraft for the year (as provided by the third party retained to pilot and maintain the Company plane) attributed to Mr. DeMatteo’s personal use over the amount reimbursed by Mr. DeMatteo using Standard Industry Fare Level rules.

(7)	Includes contributions under our 401(k) plan and payments for life and disability insurance coverage, none of which exceeded $10,000 for fiscal 2011, fiscal 2010 or fiscal 2009. Also includes perquisites and personal benefits paid to Mr. Fontaine, which totaled $13,359, $10,287 and $20,104 for fiscal 2011, fiscal 2010 and fiscal 2009, respectively, and consisted solely of the value of his personal use of the Company plane. The value of the personal use of the Company plane was calculated as the excess of the portion of the incremental costs to operate the aircraft for the year (as provided by the third party retained to pilot and maintain the Company plane) attributed to Mr. Fontaine’s personal use over the amount reimbursed by Mr. Fontaine using Standard Industry Fare Level rules.

(8)	Mr. Raines was hired by the Company in September 2008. Under the terms of his employment agreement, Mr. Raines was awarded a signing bonus of $1,000,000 which was earned ratably over the three-year term of his original employment agreement. If Mr. Raines would have left the Company without good reason (as defined) or was terminated by the Company for cause (as defined) before the expiration of the original term of his employment agreement, any amount of this signing bonus which was unearned would have had to have been repaid. The amount reflected in the “Bonus” column above represents the amount of the signing bonus considered earned by Mr. Raines during fiscal 2011, fiscal 2010 and fiscal 2009, as well as $2,060,000 expensed in fiscal 2011, $1,060,000 expensed in fiscal 2010 and $520,000 expensed in fiscal 2009 for cash bonus awards granted simultaneously with the fiscal 2011, fiscal 2010 and fiscal 2009 grants of restricted stock. The bonuses related to the restricted stock awards vest in equal annual increments over a three-year period after the grant date with the vesting of the related restricted stock, subject to continued service to the Company. See note (5) above for additional information on how the amount of the cash bonus award in the “Bonus” column is calculated. Amounts in the “All Other Compensation” column consist of contributions under our 401(k) plan, payments for life and disability insurance coverage and a wellness credit, none of which exceeded $10,000 for fiscal 2011, fiscal 2010 or fiscal 2009. Also included are perquisites and personal benefits paid to Mr. Raines totaling $29,242 in fiscal 2009 for reimbursement of relocation costs (including tax reimbursement of $1,134) in accordance with the terms of Mr. Raines’ employment agreement, calculated using the amounts actually incurred.

(9)	Consists of payments for life and disability insurance coverage and a wellness credit, none of which exceeded $10,000 for fiscal 2011, fiscal 2010 or fiscal 2009, and contributions under our 401(k) plan of $10,212 for fiscal 2009 and amounts less than $10,000 for fiscal 2011 and fiscal 2010. No perquisites were paid to Mr. Bartel.

(10)	Includes contributions under our 401(k) plan, payments for life and disability insurance coverage and a wellness credit, none of which exceeded $10,000 for fiscal 2011, fiscal 2010 or fiscal 2009. No perquisites were paid to Mr. Lloyd. For fiscal 2010, includes compensation paid to Mr. Lloyd for his service before being named Executive Vice President and Chief Financial Officer in June 2010.

Grants of Plan-Based Awards in Last Fiscal Year

The following table shows all grants of plan-based awards, which consisted of grants of restricted shares of our Common Stock and grants of annual performance-based bonuses under the Supplemental Compensation Plan, granted to the executive officers named in the Summary Compensation Table for fiscal 2011. The grant of share-based awards on February 2, 2011 was based on the performance of the Named Executive Officers for fiscal 2010.

Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Thresh- old ($)(2)	Target ($)	Maximum ($)	Thresh- old (#)(2)	Target (#)	Maximum (#)
Daniel A. DeMatteo	2/2/2011	$1,250,000	$2,500,000	$3,125,000	11,250	22,500	33,750	22,500	—	—	$938,250
R. Richard Fontaine	2/2/2011	—	—	—	—	—	—	3,060	—	—	63,801
J. Paul Raines	2/2/2011	1,030,000	2,060,000	2,575,000	12,500	25,000	37,500	25,000	—	—	1,042,500
Tony D. Bartel	2/2/2011	387,500	775,000	968,750	7,500	15,000	22,500	15,000	—	—	625,500
Robert A. Lloyd	2/2/2011	275,000	550,000	687,500	5,250	10,500	15,750	10,500	—	—	437,850

(1)	Non-Equity Incentive Plan Awards were granted under the Supplemental Compensation Plan. Mr. Fontaine was not eligible to receive an annual incentive plan award in fiscal 2011.

(2)	If at least 85% of target is achieved.

(3)	Equity Incentive Plan Awards were granted under the 2001 Incentive Plan and consist of the portion of the fiscal 2011 long-term incentive grant related to restricted shares of Common Stock subject to achievement of a performance target. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(4)	Other Stock Awards were granted under the 2001 Incentive Plan and consist of the portion of the fiscal 2011 long-term incentive grant related to restricted shares of Common Stock subject to continued service to the Company. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(5)	The grant date fair value of each equity award was computed in accordance with FASB ASC Topic 718 based on the closing price of Common Stock on the grant date. For the restricted stock subject to performance measures, the grant date fair value was determined based on the vesting of 100% of the restricted shares, which was the performance threshold the Company believed to be the most likely to be achieved under the grants as of the date of the grant.

Additional Material Factors

The Company has employment agreements with R. Richard Fontaine, Daniel A. DeMatteo, J. Paul Raines, Tony D. Bartel and Robert A. Lloyd. The terms of the employment agreements, as amended, for each of these executive officers extend beyond the fiscal year ended January 28, 2012 and provide for minimum annual salaries as follows:

Executive Officer	Employment Agreement Term End Date	Minimum Annual Salary
R. Richard Fontaine	March 3, 2013	$600,000
Daniel A. DeMatteo	March 3, 2013	$1,250,000	(1)
J. Paul Raines	June 2, 2013	$1,000,000
Tony D. Bartel	June 2, 2013	$750,000
Robert A. Lloyd	June 2, 2013	$500,000

(1)	Due to the continued transition of Mr. DeMatteo’s role as Executive Chairman, the Compensation Committee made the decision on February 7, 2012 to reduce the minimum annual salary for Mr. DeMatteo to $900,000 for fiscal 2012 through the end of the term of his amended employment agreement. Mr. DeMatteo agreed to the reduction in his salary given the continued transition of his role.

Annual bonus compensation will be based on the formula and targets established under and in accordance with the Company’s Supplemental Compensation Plan. The Targets specified in the “Non-Equity Incentive Plan” column of the Grants of Plan-Based Awards table above were achieved at 75% of the targeted amount in fiscal 2011 and fiscal 2010 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The Target for fiscal 2009 was not achieved, therefore no amounts are reflected under fiscal 2009 in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table with the exception of Robert A. Lloyd who was not a Named Executive Officer in fiscal 2009.

Under the terms of their employment agreements, each executive shall be entitled to all benefits afforded to key management personnel or as determined by the Board of Directors, including, but not limited to, restricted stock and stock option benefits, insurance programs, pension plans, vacation, sick leave, expense accounts and retirement benefits.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for the executive officers named in the Summary Compensation Table regarding outstanding equity awards held as of January 28, 2012 by those executive officers. The year-end values in the table for the market value of shares that have not vested have been calculated based on the $24.32 per share closing price of our Common Stock on January 27, 2012 (the last trading date of the fiscal year).

Outstanding Equity Awards at End of Fiscal 2011
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (2)(#)	Market Value of Shares or Units of Stock That Have Not Vested (2)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)($)
Daniel A. DeMatteo	100,000	—	—	$9.29	3/1/2014	—	—	—	—
	300,000	—	—	10.13	3/10/2015	—	—	—	—
	—	—	—	—	—	111,500	$2,711,680	22,500	$547,200
R. Richard Fontaine	282,000	—	—	9.29	3/1/2014	—	—	—	—
	300,000	—	—	10.13	3/10/2015	—	—	—	—
	—	—	—	—	—	92,060	2,238,899	—	—
J. Paul Raines	—	—	—	—	—	99,000	2,407,680	25,000	608,000
Tony D. Bartel	165,000	—	—	20.69	2/9/2016	—	—	—	—
	—	—	—	—	—	65,000	1,580,800	15,000	364,800
Robert A. Lloyd	18,000	—	—	10.13	3/10/2015	—	—	—	—
	24,000	—	—	20.69	2/9/2016	—	—	—	—
	—	—	—	—	—	41,034	997,947	10,500	255,360

(1)	The options reflected herein were granted under the 2001 Incentive Plan, and vested and became exercisable in equal annual increments over a three-year period following grant. The options expire one day before the tenth anniversary of the grant date; therefore, the grant date for each grant can be determined from the expiration dates shown above.

(2)

For Messrs. DeMatteo, Fontaine, Raines and Bartel, the Stock Awards consist of restricted shares of Common Stock, which were granted on February 5, 2009 and February 4, 2010 under the 2001 Incentive Plan, and vest in equal annual increments over a three-year period following grant, subject to continued service to the Company. The Stock Awards to Mr. Lloyd, which consist of restricted shares of Common Stock, were granted under the 2001 Incentive Plan on February 5, 2009, February 4, 2010 and June 2, 2010 when Mr. Lloyd became the Executive Vice President and Chief Financial Officer and vest in equal annual installments over a three-year period following grant, subject to continued service to the Company. The Stock Awards for all the listed officers, except for Mr. Fontaine, also contain a February 2, 2011 grant of restricted shares of Common Stock under the 2001 Incentive Plan, of which half vest in equal installments on the basis of continued service to the Company over a three-year period following the grant date and half were subject to a performance target tied to earnings per share for fiscal 2011 and vest, to the extent earned, in equal installments over a three-year period following the grant date, subject to continued service to the Company. The February 2, 2011 grant of restricted shares of Common Stock to Mr. Fontaine vests in equal installments over a three-year period, subject to continued service to the Company. Beginning in fiscal 2012, all of the unvested restricted awards are entitled to a quarterly dividend of $.15 per share as and when declared by the Board. The dividends on the restricted shares subject to performance measures will be accrued and paid to the recipients only if and when the shares vest.

Option Exercises and Stock Vested

The following table provides information for the executive officers named in the Summary Compensation Table regarding exercises of options to purchase shares of our Common Stock and shares acquired upon vesting of stock awards during fiscal 2011 by those executive officers. The values realized upon exercise or vesting in the table have been calculated using the stock price at the time of exercise or vesting.

Fiscal 2011 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel A. DeMatteo	—	—	88,000	$1,767,010
R. Richard Fontaine	270,000	$4,127,213	88,000	1,767,010
J. Paul Raines	—	—	67,000	1,406,750
Tony D. Bartel	—	—	38,500	772,690
Robert A. Lloyd	—	—	18,866	462,591

Pension Plans

None of the Company’s Named Executive Officers participate in the Company’s pension plans; therefore, we have omitted the Pension Benefits Table.

Nonqualified Deferred Compensation

None of the Company’s Named Executive Officers participate in the Company’s nonqualified deferred compensation plan; therefore, we have omitted the Nonqualified Deferred Compensation Table.

Employment Agreements and Potential Payments upon Termination or Change in Control

GameStop entered into employment agreements with Daniel A. DeMatteo, R. Richard Fontaine, J. Paul Raines, Tony D. Bartel, and Robert A. Lloyd. See “Compensation Discussion and Analysis – Employment Agreements” above for a description of the terms of these employment agreements.

Pursuant to the employment agreements, each executive’s employment may be terminated upon death or disability, by GameStop with or without cause (as defined) or by the executive within 12 months of a good reason event. If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment. A good reason event is defined as a material diminution in the executive’s compensation, authority, duties or responsibilities, or a relocation of at least 50 miles. Among other things, as of January 28, 2012, each employment agreement included a severance arrangement if the executive’s employment is terminated by GameStop without cause, or by the executive for good reason, which provides each executive with the greater of his base salary through the term of the agreement or one year, plus the average of the last three annual bonuses times the greater of one or the number of years remaining on the agreement, plus the continuation of medical benefits for 18 months and the release of all stock option restrictions. Amounts owed to the executive officers upon termination or a change in control assuming a triggering event took place on January 28, 2012, the last business day of the Company’s last completed fiscal year, are presented below:

Name	Benefit	Termination w/o Cause or for Good Reason	Voluntary Termination	Death	Disability	Change in Control (2)
Daniel A. DeMatteo	Salary	$1,369,863	—	—	—	$1,369,863
	Bonus	1,369,863	—	—	—	1,369,863
	Medical Benefits	14,370	—	—	—	14,370
	Accelerated Stock Options	—	—	—	—	—
	Accelerated Restricted Stock(1)	3,258,880	—	$3,258,880	$3,258,880	3,258,880

	Total	$6,012,976	—	$3,258,880	$3,258,880	$6,012,976

R. Richard Fontaine	Salary	$657,534	—	—	—	$657,534
	Bonus	657,534	—	—	—	657,534
	Medical Benefits	10,731	—	—	—	10,731
	Accelerated Stock Options	—	—	—	—	—
	Accelerated Restricted Stock(1)	2,238,899	—	$2,238,899	$2,238,899	2,238,899

	Total	$3,564,698	—	$2,238,899	$2,238,899	$3,564,698

J. Paul Raines	Salary	$1,385,562	—	—	—	$1,385,562
	Bonus	1,253,283	—	—	—	1,253,283
	Medical Benefits	14,370	—	—	—	14,370
	Accelerated Stock Options	—	—	—	—	—
	Accelerated Restricted Stock(1)	3,015,680	—	$3,015,680	$3,015,680	3,015,680

	Total	$5,668,895	—	$3,015,680	$3,015,680	$5,668,895

Tony D. Bartel	Salary	$1,042,534	—	—	—	$1,042,534
	Bonus	512,860	—	—	—	512,860
	Medical Benefits	14,370	—	—	—	14,370
	Accelerated Stock Options	—	—	—	—	—
	Accelerated Restricted Stock(1)	1,945,600	—	$1,945,600	$1,945,600	1,945,600

	Total	$3,515,364	—	$1,945,600	$1,945,600	$3,515,364

Robert A. Lloyd	Salary	$739,863	—	—	—	$739,863
	Bonus	362,084	—	—	—	362,084
	Medical Benefits	14,370	—	—	—	14,370
	Accelerated Stock Options	—	—	—	—	—
	Accelerated Restricted Stock(1)	1,253,307	—	$1,253,307	$1,253,307	1,253,307

	Total	$2,369,624	—	$1,253,307	$1,253,307	$2,369,624

(1)	Restricted stock grants are immediately vested upon a change in control or the death or disability of the recipient. The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $24.32 (based on the closing price of the Common Stock as of January 27, 2012, the last trading day of fiscal 2011) and include all outstanding, unvested grants through the assumed termination date. Actual value will vary based on changes in the Common Stock price.

(2)	Change in control provisions were removed from all employment agreements in amendments dated February 9, 2011. Amounts would be owed following a change in control only if the executive is terminated by the Company without cause or if the executive terminates employment for good reason.

Director Compensation

The following table provides information regarding compensation earned by the non-employee Directors during fiscal 2011:

Director Compensation
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3)($)	Total ($)
Jerome L. Davis(4)	$55,000	$63,801	—	—	—	$155,040	$273,841
Shane S. Kim(5)	27,500	119,889	—	—	—	20,790	168,179
Steven R. Koonin(4)	55,000	63,801	—	—	—	155,040	273,841
Leonard Riggio(6)	27,500	63,801	—	—	—	77,520	168,821
Michael N. Rosen(7)	55,000	63,801	—	—	—	155,040	273,841
Stephanie M. Shern(8)	55,000	63,801	—	—	—	155,040	273,841
Stanley (Mickey) Steinberg(4)	55,000	63,801	—	—	—	155,040	273,841
Gerald R. Szczepanski(9)	55,000	63,801	—	—	—	155,040	273,841
Edward A. Volkwein(7)	55,000	63,801	—	—	—	155,040	273,841
Lawrence S. Zilavy(4)	55,000	63,801	—	—	—	155,040	273,841

(1)	Represents amounts earned and paid for service in fiscal 2011.

(2)	Reflects the grant date fair values in accordance with FASB ASC Topic 718 for the fiscal 2011 grants of 4,620 shares of restricted stock for Mr. Kim and 3,060 shares of restricted stock for the other Board members based on the price of the Common Stock on the date of grant. Grants of restricted shares vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances. The assumptions used by the Company in calculating the grant date fair value are incorporated herein by reference to Note 14 to the Company’s consolidated financial statements in its Form 10-K filed March 27, 2012.

(3)	Reflects cash bonus awards granted along with the fiscal 2011, fiscal 2010 and fiscal 2009 grants of restricted stock. The awards vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances. The amounts reflected represent the amount of the awards earned during fiscal 2011 for service on the Board.

(4)	As of January 28, 2012, the named Director held 9,180 shares of restricted stock that have not vested.

(5)	As of January 28, 2012, the named Director held 4,620 shares of restricted stock that have not vested.

(6)	The named Director’s unvested restricted stock awards and unvested cash bonus awards were forfeited upon his resignation from the Board in fiscal 2011. Additionally, in accordance with the terms of his stock option award agreements, the named Director was given three months from the date of his resignation from the Board to exercise his options to purchase shares of Common Stock.

(7)	As of January 28, 2012, the named Director held 9,180 shares of restricted stock that have not vested and options to purchase 48,000 shares of Common Stock.

(8)	As of January 28, 2012, the named Director held 9,180 shares of restricted stock that have not vested and options to purchase 31,000 shares of Common Stock.

(9)	As of January 28, 2012, the named Director held 9,180 shares of restricted stock that have not vested and options to purchase 90,000 shares of Common Stock.

Directors who are not employees of the Company will receive compensation of $55,000 per annum in fiscal 2012. For fiscal 2011, Directors who were not employees of the Company received compensation of $55,000 per annum. This compensation is included in the “Fees Earned or Paid in Cash” column in the Director Compensation Table. Mr. Riggio and Mr. Kim each served for two quarters during fiscal 2011. In addition, we reimburse our Directors for expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, Directors who are our employees do not receive additional compensation for their services as Directors and none of the Directors receive additional compensation for their services as committee chairpersons or as lead Director. Additionally, because the Board believes that it is important for each Director of the Company to have a financial stake in the Company to help align the Director’s interests with those of the Company’s stockholders, the Company has an equity ownership policy requiring that each non-employee Director of the Company maintain ownership of Common Stock with a value of at least five times the annual cash retainer for service on the Board, or at least $275,000 for fiscal 2012. For any Director who retires after reaching age 72 or ceases to serve after at least ten years of Board service to the Company, all awards granted to such Director under the 2011 Incentive Plan and the 2001 Incentive Plan fully vest upon termination of Board service. Messrs. Rosen, Steinberg and Volkwein will qualify for such accelerated vesting when they leave the Board after the Meeting.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with members of the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis set forth above be included in the Company’s 2011 Form 10-K and in this Proxy Statement.

Compensation Committee

Gerald R. Szczepanski, Chair

Stephanie M. Shern

Edward A. Volkwein

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 2

We believe that it is appropriate to solicit the views of our stockholders regarding the compensation of our Named Executive Officers. Accordingly, and in accordance with SEC rules, the Company seeks a non-binding advisory vote from our stockholders on the compensation of our Named Executive Officers as described in this Proxy Statement.

As discussed more fully in the “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee believes the Company’s Named Executive Officers should be compensated commensurate with their success in maintaining the growth and high level of performance necessary for the Company to produce ongoing and sustained value for our stockholders. The Company’s executive officer compensation program is based on the following guiding principles:

1.	Total compensation provided by the Company to its Named Executive Officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2.	The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking.

3.

Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentive, in the form of annual cash bonuses, and a large portion of equity compensation for Named Executive Officers are tied to performance measures, and may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise.

4.	The overall value of the incentive and total compensation opportunities are designed to be consistent with the level of the Company’s operational performance over time and the level of returns provided to stockholders.

In response to last year’s advisory vote on the frequency of the advisory vote on executive compensation, we will provide this advisory vote on executive compensation on an annual basis. This is an advisory vote and is not binding upon the Company, the Compensation Committee or our Board of Directors. Therefore, stockholders are not ultimately voting for the approval or disapproval of the Board of Directors’ recommendation on this proposal. The result of the vote will not impact any compensation that has already been paid or awarded to the executive officers. However, because we value the views of our stockholders, our Compensation Committee, which is responsible for, among other things, designing and administering the Company’s executive compensation program, will review and consider the results of this advisory vote when considering future decisions with respect to executive compensation.

We strongly encourage stockholders to read the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosures in this Proxy Statement which discuss in greater detail the compensation of our executive officers, the Company’s compensation philosophy and the factors that the Compensation Committee considered in making compensation decisions.

Accordingly, the Board of Directors recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE RESOLUTION ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE PROPOSAL ABOVE UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

Information for our equity compensation plans, consisting of the 2011 Incentive Plan and the 2001 Incentive Plan, in effect as of January 28, 2012 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	6,877,000	$23.96	9,245,000
Equity compensation plans not approved by security holders	—	not applicable	—

Total	6,877,000	$23.96	9,245,000

Subsequent to the fiscal year ended January 28, 2012, an additional 769,800 shares of restricted stock were granted under the 2011 Incentive Plan, which vest in equal annual installments over three years, subject to continued service to the Company. At the same time, an additional 626,200 shares of restricted stock were granted under the 2011 Incentive Plan, of which 125,700 are subject to a performance target which will be measured following the completion of the 53 weeks ending February 2, 2013 with the portion earned vesting in equal annual installments over three years, subject to continued service to the Company. The remaining 500,500 shares of restricted stock granted are subject to performance targets which will be measured following the completion of the 52 weeks ending January 31, 2015. These grants will vest immediately upon measurement to the extent earned. Shares subject to performance measures may generally be earned in greater or lesser percentages if targets are exceeded or not achieved by specified amounts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board of Directors has adopted an Audit Committee Charter which requires the Audit Committee to review with management and the independent auditor and approve all transactions and courses of dealing with parties related to the Company. This obligation of the Audit Committee is described earlier in this Proxy Statement in the “Election of Directors” section, which states that the Audit Committee is responsible for reviewing and approving related party transactions. Also, as described earlier in this Proxy Statement in the “Election of Directors” section, the Company has adopted a Code of Ethics for Senior Financial and Executive Officers and a Code of Standards, Ethics and Conduct applicable to the Company’s management-level employees. The codes require that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. In addition, at least annually each Director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. It is our policy that any potential conflict of interest transaction with an executive officer or Director or any transaction that triggers disclosure under Item 404(a) of Regulation S-K as a result of these inquiries is required to be reviewed and approved or ratified by the Audit Committee. All of the transactions and relationships described below took place or were in place prior to fiscal 2011.

Agreements with Barnes & Noble

The Company has various relationships with Barnes & Noble, a related party through Mr. Riggio, who was a Director of the Company through June 2011, and is the Chairman of the Board of Directors of Barnes & Noble. The Company operates departments within seven bookstores operated by Barnes & Noble, whereby the Company pays a license fee to Barnes & Noble on the gross sales of such departments. Additionally, until April 30, 2011 www.gamestop.com was the exclusive specialty video game retailer listed on www.bn.com, Barnes & Noble’s e-commerce site whereby the Company paid a fee to Barnes & Noble for sales of video game or PC entertainment products sold through www.bn.com. The Company also continues to incur costs related to its participation in Barnes & Noble’s workers’ compensation, property and general liability insurance programs prior to June 2005. For fiscal 2011, the aggregate charges related to these transactions amounted to $981,495.

Other Relationships

Michael N. Rosen, one of the Company’s Directors, is a partner of Bryan Cave LLP, which is counsel to the Company. As a result of the recently established Director retirement age, Mr. Rosen has chosen not to stand for re-election to the Board of Directors when his term expires at the Meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO USA, LLP (“BDO USA”) has been selected as the independent registered public accounting firm for the Company.

The independent accountants examine annual financial statements and provide other permissible non-audit and tax-related services for the Company. The Company and the Audit Committee have considered whether the non-audit services provided by BDO USA are compatible with maintaining the independence of BDO USA in its audit of the Company and are not considered prohibited services under the Sarbanes-Oxley Act of 2002.

Audit Fees.    In fiscal 2011, the professional services of BDO USA totaled $2,532,000 for the audit of the Company’s annual financial statements, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, audit-related consultation concerning financial accounting and reporting standards, consultations regarding the SEC comment letter received by the Company and for the audit of the Company’s internal control over financial reporting. In fiscal 2010, the professional services of BDO USA totaled $2,522,000 for the audit of the Company’s annual financial statements, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, audit-related consultation concerning financial accounting and reporting standards and for the audit of the Company’s internal control over financial reporting.

Audit-Related Fees.    In fiscal 2011 and fiscal 2010, the Company paid BDO USA $43,000 and $44,000, respectively, for services in respect of employee benefit plan audits.

Tax Fees.    In fiscal 2011, the Company paid BDO USA $26,000 for tax-related services. In fiscal 2010, the Company paid BDO USA $26,000 for tax-related services. Tax-related services included professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees.    The Company did not pay BDO USA any other fees in fiscal 2011 or fiscal 2010.

Pre-approval Policies and Procedures.    The Audit Committee Charter adopted by the Board of Directors of the Company requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. Accordingly, as part of its policies and procedures, the Audit Committee considers and pre-approves any such audit and permissible non-audit services on a case-by-case basis. The Audit Committee approved all of the services provided by BDO USA referred to above.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to GAAP.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, relating to communication with audit committees. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence, discussed with the independent auditors their independence from the Company and its management and considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s Division Vice President of Internal Audit, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Executive Vice President and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s 2011 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended January 28, 2012 for filing with the SEC.

The Audit Committee also recommended to the Board of Directors that the independent registered public accounting firm of BDO USA be appointed as the Company’s independent auditors for the fiscal year ending February 2, 2013.

Audit Committee

Stephanie M. Shern, Chair
Gerald R. Szczepanski
Lawrence S. Zilavy

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3

The Board of Directors has appointed the firm of BDO USA, LLP, which firm was engaged as independent registered public accountants for the fiscal year ended January 28, 2012, to audit the financial statements of the Company for the fiscal year ending February 2, 2013. A proposal to ratify this appointment is being presented to the stockholders at the Meeting. A representative of BDO USA will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS CONSIDERS BDO USA TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock of the Company with the SEC. Executive officers, Directors and greater than ten-percent stockholders are required to furnish the Company with copies of all such forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required, all filing requirements applicable to the Company’s executive officers, Directors and greater than ten-percent stockholders were complied with.

OTHER MATTERS

The Company does not intend to present any other business for action at the Meeting and does not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of Annual Meeting of Stockholders and this Proxy Statement should be presented for stockholder action at the Meeting, it is the intention of the persons designated in the proxy to vote thereon according to their best judgment.

Proxy Solicitation.    To assist in the solicitation of proxies, the Company has retained HIR/Alliance Advisors for a fee not to exceed $10,000 plus reimbursement of expenses. Solicitation may also be made personally, by telephone, by telegraph or by mail by officers and employees of the Company who will not be additionally compensated therefor. The Company and its proxy solicitor may request persons such as banks, brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy. The Company will reimburse such persons for their expenses in so doing. The Company is bearing all costs of this solicitation.

Financial and Other Information.    The Company’s Annual Report for the fiscal year ended January 28, 2012, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals.    Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2013 must be received by the Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, no later than January 14, 2013.

In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at an annual meeting of stockholders, such stockholder must give written notice to the Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the proposing stockholder in such business.

STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By Order of the Board of Directors

DANIEL A. DEMATTEO
Executive Chairman

May 10, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

GAMESTOP CORP.

INTERNET http://www.proxyvoting.com/gme

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ON ITEMS 1, 2 AND 3.

Please mark your votes as indicated in this example X

1. ELECTION OF DIRECTORS

Nominees:

1.1 Daniel A. DeMatteo 1.2 Shane S. Kim 1.3 J. Paul Raines 1.4 Kathy Vrabeck

FOR AGAINST ABSTAIN

2. To vote for and approve, on a non-binding, advisory basis, the compensation of the named executive officers of the Company.

3. Proposal to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending February 2, 2013.

FOR AGAINST ABSTAIN

Will Attend Meeting

YES

Mark Address Here Change for or SEE Comments REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

You can now access your GAMESTOP CORP. account online.

Access your GAMESTOP CORP. account online via Investor ServiceDirect® (ISD).

The transfer agent for GAMESTOP CORP., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 19, 2012: the Proxy Statement and the accompanying Annual Report to Stockholders are available at http://investor.gamestop.com

FOLD AND DETACH HERE

GAMESTOP CORP.

2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of GAMESTOP CORP., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated May 10, 2012, and hereby appoints R. Richard Fontaine and Daniel A. DeMatteo, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of the Company, to be held on Tuesday, June 19, 2012, at 1:30 p.m., Central Standard Time, at the Worthington Renaissance Hotel, Fort Worth, TX, and at any adjournments or postponements thereof, and to vote all shares of the Company’s Class A Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of directors; FOR approval, on an advisory basis, of our executive compensation; FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company; and as said proxies deem advisable on such other matters as may come before the meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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